EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of February 23, 2009,

Among

EXAR CORPORATION,

HYBRID ACQUISITION CORP.

And

HI/FN, INC.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

INDEX OF DEFINED TERMS

Terms	Section
401(k) Plan	SECTION 6.06
Acceptance Date	SECTION 1.01(j)
Acceptance Time	SECTION 1.01(j)
Action	SECTION 3.11
Acquisition Agreement	SECTION 5.02(a)
Adverse Recommendation Change	SECTION 5.02(b)
affiliate	SECTION 9.03
Agreement	Preamble
Ansai	SECTION 3.27(c)
Antitrust Laws	SECTION 6.03(c)
Appraisal Shares	SECTION 2.01(d)
Arrangements	SECTION 3.30
business day	SECTION 1.01(a)
Cash Election	SECTION 1.01(b)
Certificate of Merger	SECTION 1.07
Certificates	SECTION 2.02(b)
Closing	SECTION 1.06
Closing Date	SECTION 1.06
Code	SECTION 1.01(k)
Company	Preamble
Company Benefit Plan	SECTION 3.10(a)
Company Board	SECTION 3.04(b)
Company Bylaws	SECTION 3.01
Company Capital Stock	SECTION 3.03(a)
Company Charter	SECTION 3.01
Company Common Stock	Recitals
Company Compensation Committee	SECTION 3.30
Company Disclosure Letter	Article III
Company Owned IP	SECTION 3.18(n)
Company Material Adverse Effect	SECTION 9.03
Company Material Contracts	SECTION 3.16(a)
Company Preferred Stock	SECTION 3.03(a)
Company Registrations	SECTION 3.18(e)
Company Restricted Shares	SECTION 3.03(d)
Company RSU Awards	SECTION 3.03(d)
Company SEC Documents	SECTION 3.06(a)
Company Source Code	SECTION 3.18(h)
Company Stock Options	SECTION 3.03(d)
Company Stockholder Approval	SECTION 3.20
Company Stockholders Meeting	SECTION 6.01(b)
Company Stock Plans	SECTION 6.04(b)
Company Subsidiaries	SECTION 3.01
Company Takeover Proposal	SECTION 5.02(e)
Confidentiality Agreement	SECTION 6.02
Consent	SECTION 3.05(b)

-v-

INDEX OF DEFINED TERMS

(continued)

Terms	Section
Continuing Employees	SECTION 6.05(a)
Contract	SECTION 3.05(a)
control	SECTION 9.03
Corporation	Exhibit B
Covered Securityholders	SECTION 3.30
Debt Instruments	SECTION 3.16(a)(iii)
DGCL	SECTION 1.05
DOJ	SECTION 6.03(a)
DOL	SECTION 3.10(b)
Election	SECTION 1.01(b)
Effective Time	SECTION 1.07
Employment Compensation Arrangement	SECTION 3.30
Employment Letter Agreement	Recitals
Environmental Laws	SECTION 3.15(a)
ERISA	SECTION 3.10(a)
ERISA Affiliate	SECTION 3.10(d)
ESPP	SECTION 3.03(b)
Exchange Act	SECTION 3.05(b)
Exchange Agent	SECTION 2.02(a)
Exchange Fund	SECTION 2.02(a)
Existing Change in Control Agreements	SECTION 3.30
Expenses	SECTION 6.08(d)
Expiration Date	SECTION 1.01(a)
FAR	SECTION 3.31(a)
FCPA	SECTION 3.27(a)
Filed Company SEC Documents	SECTION 3.06(c)
Foreign Antitrust Laws	SECTION 3.05(b)
Foreign Benefit Plan	SECTION 3.10(j)
Form S-4	SECTION 1.01(i)
FTC	SECTION 6.03(a)
Fully Diluted Basis	Exhibit A
Fully Diluted Shares	Exhibit A
GAAP	SECTION 3.06(b)
Governmental Entity	SECTION 3.05(b)
Grant Date	SECTION 3.03(f)
Hazardous Substance	SECTION 3.15(a)
HSR Act	SECTION 3.05(b)
HSR Filing	SECTION 6.03(a)
Inbound License Agreements	SECTION 3.18(c)
Independent Directors	SECTION 1.03(a)
Information Statement	SECTION 3.05(b)
Initial Expiration Date	SECTION 1.01(a)
Intellectual Property	SECTION 3.18(n)
Intervening Event	SECTION 5.02(e)
IRS	SECTION 3.10(b)

-vi-

INDEX OF DEFINED TERMS

(continued)

Terms	Section
Judgment	SECTION 3.05(a)
knowledge	SECTION 9.03
Land Use Rights	SECTION 3.17(d)
Law	SECTION 3.05(a)
Liens	SECTION 3.02(a)
Maximum Premium	SECTION 6.07(b)
Merger	Recitals
Merger Consideration	SECTION 2.01(c)(2)
Merger Form S-4	SECTION 6.01(a)
Minimum Condition	Exhibit A
Mixed Election	SECTION 1.01(b)
NASDAQ	SECTION 6.11
No Election Share	SECTION 1.01(b)
Notice Period	SECTION 5.02(b)
Open Source Software	SECTION 3.18(l)
Offer	Recitals
Offer Conditions	SECTION 1.01(a)
Offer Documents	SECTION 1.01(i)
Order	SECTION 3.11
Outside Date	SECTION 8.01(b)(i)
Parent	Preamble
Parent Balance Sheet	SECTION 4.06(c)
Parent Board	SECTION 4.04(b)
Parent Bylaws	SECTION 4.01
Parent Capital Stock	SECTION 4.03(a)
Parent Charter	SECTION 4.01
Parent Common Stock	SECTION 4.03(a)
Parent Financials	SECTION 4.06(c)
Parent Material Adverse Effect	SECTION 9.03
Parent Preferred Stock	SECTION 4.03(a)
Parent Proposal	SECTION 5.02(b)
Parent SEC Documents	SECTION 4.06(a)
Permits	SECTION 3.12
person	SECTION 9.03
Per Share Cash Election Consideration	SECTION 1.01(b)
Per Share Mixed Election Consideration	SECTION 1.01(b)
Per Share Mixed Election Stock Amount	SECTION 1.01(b)
Post-Signing Returns	SECTION 5.01(d)
PRC	SECTION 9.03
Proxy Statement	SECTION 3.05(b)
Qualified Company Takeover Proposal	SECTION 6.08(e)
RBC	SECTION 3.13
Representatives	SECTION 5.02(a)
Schedule 14D-9	SECTION 1.02(b)
Schedule TO	SECTION 1.01(i)

-vii-

INDEX OF DEFINED TERMS

(continued)

Terms	Section
SEC	SECTION 1.01(a)
Section 262	SECTION 2.01(d)
Securities Act	SECTION 3.06(b)
Shares	Recitals
Share Issuance	SECTION 1.05
SOX	SECTION 3.06(e)
Specified Contracts	SECTION 3.22(a)
Structure Agreements	SECTION 9.03
Sub	Preamble
Subsequent Offering Period	SECTION 1.01(h)
Subsidiary or subsidiary	SECTION 9.03
Superior Company Proposal	SECTION 5.02(e)
Surviving Corporation	SECTION 1.05
Takeover Laws	SECTION 3.04(b)
Taxes	SECTION 3.09(n)
Tax Action	SECTION 5.01(d)
Tax-Related Agreements	SECTION 5.01(d)
Tax Return	SECTION 3.09(n)
Tender and Voting Agreement	Recitals
Termination Fee	SECTION 6.08(b)
Top-Up Option	SECTION 1.04(a)
Top-Up Option Shares	SECTION 1.04(a)
Transactions	SECTION 1.05
Transaction Agreements	Recitals
Triggering Notice	SECTION 5.02(b)
USPTO	SECTION 3.18(n)
Voting Company Debt	SECTION 3.03(g)
WARN Act	SECTION 3.19
WFOE	SECTION 3.25(a)
Withdrawal Determination	SECTION 5.02(b)

-viii-

AGREEMENT AND PLAN OF MERGER, dated as of February 23, 2009 (this “Agreement”), among EXAR CORPORATION, a Delaware corporation (“Parent”), HYBRID ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), and HI/FN, INC., a Delaware corporation (the “Company”).

WHEREAS the respective Boards of Directors of Sub and the Company have approved and declared advisable, and the Board of Directors of Parent has approved, the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make an offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to exchange each outstanding share (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), for the following consideration from Sub, subject to the provisions set forth in Section 1.01(c), (d) and (e), at the election of the holder of such Share: (i) for each Share with respect to which a Mixed Election has been made, the Per Share Mixed Election Consideration and (ii) for each Share with respect to which a Cash Election has been made, the Per Share Cash Election Consideration, in each case on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Sub and the Company have approved and declared advisable the merger (the “Merger”) of Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of Company Common Stock not owned by Parent, Sub or the Company shall be converted into the right to receive the Per Share Mixed Election Consideration;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and certain officers and directors of the Company are entering into a Tender and Voting Agreement (the “Tender and Voting Agreement” and, together with this Agreement and the Employment Letter Agreements, the “Transaction Agreements”) pursuant to which such stockholders will agree to take specified actions in furtherance of the Offer and the Merger;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and certain executive officers of the Company are entering into Employment Letter Agreements that provide for certain employment related matters (each, an “Employment Letter Agreement” and collectively, the “Employment Letter Agreements”); and

WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Offer and the Merger

SECTION 1.01. The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article VIII, as promptly as reasonably practicable after the date of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) to purchase all Shares for the Per Share Mixed Election Consideration or the Per Share Cash Election Consideration, as applicable, as herein provided. The obligations of Sub to, and of Parent to cause Sub to, accept for exchange, and pay for, any Shares tendered pursuant to the Offer (and not validly withdrawn) are subject only to the satisfaction or waiver of each of the conditions set forth in Exhibit A (such conditions, the “Offer Conditions”). Subject to the prior satisfaction, or waiver by Parent or Sub, of the Offer Conditions and the occurrence of the Acceptance Time, Sub shall (and Parent shall cause Sub to) consummate the Offer in accordance with its terms and accept for exchange and exchange all Shares validly tendered and not withdrawn pursuant to the Offer promptly in accordance with Rule 14e-1(c) under the Exchange Act after Sub is legally permitted to do so under applicable law. The initial expiration date of the Offer shall be midnight (New York City time) on the 20th business day (as defined in Rule 14d-1 under the Exchange Act, “business day”) following the commencement of the Offer (determined using Rule 14d-1(g)(3) of the SEC) (such date, the “Initial Expiration Date”, and such date and any subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this Agreement, each an “Expiration Date”). In the Offer, each Share accepted by Sub in accordance with the terms of the Offer shall, subject to the provisions set forth in Section 1.01(c), (d) and (e), be exchanged for the right to receive from Sub, at the election of the holder of such Share pursuant to Section 1.01(b): (X) the Per Share Mixed Election Consideration; or (Y) the Per Share Cash Election Consideration, plus, in the case of (X), cash in lieu of fractional Shares of Parent Common Stock in accordance with Section 1.01(d), without interest.

(b) Subject to Sections 1.01(c), (d) and (e), each holder of Shares shall be entitled to elect to specify (i) the number of Shares as to which such holder desires to make a Mixed Election and (ii) the number of Shares as to which such holder desires to make a Cash Election. Each Share with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been validly made and not revoked or lost shall be exchanged for the combination (which combination shall hereinafter be referred to as the “Per Share Mixed Election Consideration”) of (A) $1.60, net to the seller in cash, without interest and (B) 0.3529 shares of Parent Common Stock (the “Per Share Mixed Election Stock Amount”). Each Share with respect to which an election to receive cash (a “Cash Election”) has been validly made and not revoked or lost shall be exchanged for $4.00, net to the seller in cash, without interest (the “Per Share Cash Election Consideration”), subject to Section 1.01(c). Any Shares which are validly tendered in the Offer and not withdrawn, and which are not the subject of a valid Election (each such Share, a “No Election Share”), shall be treated in accordance with Section 1.01(e). Any Mixed Election or Cash Election shall be referred to herein as an “Election.” All Elections shall be made on a form furnished by Sub for that purpose, which form may be part of the letter of transmittal accompanying the Offer. In order to be deemed an effective Election, any such forms of Election must be delivered to Sub together with any Shares validly tendered on or prior to the Expiration Date. Holders of record of Shares who hold such Shares as nominees, trustees or in other representative capacities may submit multiple forms of Election on behalf of their respective beneficial holders. The cash payable and Parent Common Stock issuable per this paragraph shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c) Notwithstanding anything in this Agreement to the contrary, in no event shall the number of shares of Parent Common Stock issued pursuant to the Offer and the Merger exceed the product of the number of Shares issued and outstanding (other than Shares owned by Parent, Sub, the Company or any of their respective wholly owned subsidiaries) immediately prior to the Expiration Date and the Per Share Mixed Election Stock Amount.

(d) No fractional share of Parent Common Stock shall be issued in the Offer or the Merger, and each person that would otherwise be entitled to receive a fractional share shall receive, in lieu thereof, without interest, cash in the amount of such fraction multiplied by the closing sale price for the Parent Common Stock as reported on the NASDAQ, on the Acceptance Date.

(e) Each No Election Share shall be deemed to be tendered subject to a Cash Election.

(f) Sub expressly reserves the right to waive any Offer Condition or amend or modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the consideration payable in the Offer, (iii) amend or waive the Minimum Condition (as defined in Exhibit A), add to the conditions comprising the Offer Conditions or amend any condition comprising the Offer Conditions in any manner adverse, or that may reasonably be expected to be adverse, to the holders of Company Common Stock, (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer, (vi) otherwise amend the Offer in any manner that is, or that may reasonably be expected to be, adverse to the holders of Company Common Stock or (vii) extend the expiration of the Offer in a manner other than pursuant to and in accordance with this Agreement. Notwithstanding anything in this Agreement to the contrary, Sub may, in its sole discretion, without the consent of the Company, (A) extend the Offer, on one or more occasions, if at the then scheduled Expiration Date of the Offer any of the Offer Conditions are not satisfied, until such time as such conditions are satisfied or waived, and (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. Sub expressly reserves the right in its sole discretion, and without the consent of the Company, to increase the amount of consideration payable in the Offer.

(g) The Offer shall be extended from time to time as follows:

(i) Offer Conditions Not Satisfied. If on or prior to any then scheduled Expiration Date, all of the Offer Conditions (including the Minimum Condition and all other Offer Conditions) shall not have been satisfied, or waived by Parent or Sub if permitted hereunder, then, subject to the rights of Parent and/or Sub under Article VIII, Sub shall (and Parent shall cause Sub to) extend the Offer for successive periods of up to twenty (20) business days each, as determined by Sub, in order to permit the satisfaction of such Offer Conditions; provided, however, that Sub shall not be required to extend the Offer (A) if at the then scheduled Expiration Date any of the Offer Conditions that are not then satisfied are not reasonably capable of being satisfied at or prior to the Outside Date or (B) beyond the Outside Date; or

(ii) Required by Applicable Law or NASDAQ. Sub shall extend the Offer for any period or periods required by applicable law, rule, regulation, interpretation or position of the SEC (or its staff) or NASDAQ.

(h) If necessary to obtain sufficient Shares (without regard to the exercise of the Top-Up Option) to permit the Merger to be consummated pursuant to Section 253 of the DGCL, Sub may, in its sole discretion, provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act immediately following the expiration of the Offer. Subject to the terms and conditions of this Agreement and the Offer Conditions, Sub shall (and Parent shall cause Sub to) immediately accept for payment, and pay for, all Shares that are validly tendered pursuant to the Offer during such “subsequent offering period” (a “Subsequent Offering Period”). The Offer Documents will provide for the possibility of a Subsequent Offering Period in a manner consistent with the terms of this Section 1.01(h).

(i) As soon as reasonably practicable on the date of commencement of the Offer, Parent shall, and Parent shall cause Sub to, file with the SEC (i) a Tender Offer Statement on Schedule TO (together with any amendments or supplements thereto, the “Schedule TO”) relating to the Offer and (ii) a Registration Statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the “Form S-4”). Each of Parent and the Company shall use its reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable. The Schedule TO, the Form S-4 and the documents included therein pursuant to which the Offer is being made, together with any supplements or amendments thereto, are referred to as the “Offer Documents”. Parent, Sub and the Company will take all steps necessary to cause the Offer Documents to be disseminated to holders of shares of Company Common Stock to the extent required by applicable U.S. federal securities laws. Parent and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent shall take all steps necessary to cause the Schedule TO and the Form S-4 as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities law, including applicable SEC rules and regulations thereunder. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO, the Form S-4 and the other Offer Documents and all amendments or supplements to the Schedule TO, the Form S-4 and the other Offer Documents prior to their being filed with the SEC or disseminated to the holders of shares of Company Common Stock. Parent also agrees to provide the Company and its counsel in writing with any comments Parent or its counsel may receive from the SEC or its staff with respect to the Schedule TO, the Form S-4 or the other Offer Documents promptly after the receipt of such comments and shall consult with and provide the Company and its counsel a reasonable opportunity to review and comment on the response of Parent to such comments prior to responding.

(j) Subject solely to the satisfaction or waiver by Sub of the Offer Conditions in accordance with Section 1.01(f), Sub shall, and Parent shall cause Sub, promptly after the then scheduled Expiration Date if at that time all of the Offer Conditions are satisfied (or waived by Sub), to accept for exchange and exchange the shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer for the Per Share Mixed Election Consideration or the Per Share Cash Election Consideration (depending on the Election made, and subject to Sections 1.01(c), (d) and (e)) (the date of acceptance for exchange, the “Acceptance Date”, and the time of acceptance for exchange on the Acceptance Date, the “Acceptance Time”).

(k) Tax Withholding. Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer any transfer tax due and any other amounts as Sub is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or under any other applicable state, local or foreign Law. To the extent that amounts are so withheld by Sub, such withheld amounts (i) shall be remitted by Sub to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

SECTION 1.02. Company Actions.

(a) The Company hereby approves of and consents to the Offer, the Merger and the other Transactions, and shall exercise reasonable best efforts to prevent any Takeover Laws from restricting, prohibiting or impeding the Offer, the Merger and the other Transactions. The Company has been advised that all of its directors and officers who own shares of Company Common Stock intend to tender their shares of Company Common Stock into the Offer. The Company shall not, and shall cause its subsidiaries not to, tender any shares of Company Common Stock held by the Company or any of its subsidiaries (other than any shares of Company Common Stock held on behalf of third parties) into the Offer.

(b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”) containing and describing the recommendations referred to in Section 3.04(b) and shall mail the Schedule 14D-9 to the holders of Company Common Stock. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable U.S. federal securities law, including applicable SEC rules and regulations thereunder. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and all amendments and supplements to the Schedule 14D-9 prior to their being filed with the SEC or disseminated to holders of Company Common Stock. The Company also agrees to provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall consult with and provide Parent and its counsel a reasonable opportunity to review and comment on the response of the Company to such comments prior to responding. The Company shall promptly supply to the Parent and Sub in writing, for inclusion in the Offer Documents, all information concerning the Company required under applicable U.S. federal securities laws to be included in the Offer Documents or that may be reasonably request by the Parent and Sub in connection with the preparation of the Offer Documents.

(c) In connection with the Offer, the Company will, or will cause its transfer agent to, promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists in the Company’s possession or control of securities positions of shares of Company Common Stock held in stock depositories, in each case as of a recent date, and will provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Subject to the requirements of applicable Law, and, except for such steps as are necessary to disseminate the Schedule TO, the Form S-4 and the Offer Documents and any other documents necessary to consummate the Offer and the transactions contemplated by this Agreement, Parent and Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

SECTION 1.03. Directors. (a) Promptly upon the occurrence of the Acceptance Time, Sub shall be entitled to designate such number of directors on the Company Board as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, which is the product of (i) the total number of directors on the Company Board (after giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (A) such number of shares of Company Common Stock so accepted for exchange plus the number of shares of Company Common Stock otherwise owned by Parent, Sub or any other subsidiary of Parent bears to (B) the total number of shares of Company Common Stock outstanding, and the Company shall, at such time, cause Sub’s designees to be so elected; provided, however, that, in the event that Sub’s designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least three directors who are directors on the date hereof and who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the U.S. federal securities laws) of Parent or Sub (one or more of such directors, the “Independent Directors”) and the size of the Company Board shall be such that Sub’s designees constitute at least a majority of the members of the Company Board. At such time the Company shall also cause individuals designated by Sub to constitute the number of members, rounded up to the next whole number, on (i) each committee of the Company Board and (ii) each board of directors (or similar body) of each subsidiary of the Company identified by Sub (and each committee thereof) that represents the same percentage as such individuals represent on the Company Board. Subject to applicable Law, the Company shall take all action requested by Parent or Sub necessary to effect any such election, including mailing to its stockholders the Information Statement, and the Company shall make such mailing with the mailing of the Schedule 14D-9. In connection with the foregoing, the Company shall promptly take all action necessary to accomplish the foregoing, including at the option of Sub, increasing the size of the Company Board or obtaining the resignation of such number of its current directors as is necessary to enable Sub’s designees to be elected or appointed to the Company Board as provided above. Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Sub are elected or appointed to the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (x) amend or terminate this Agreement on behalf of the Company, (y) exercise or waive any of the Company’s rights or remedies hereunder, or (z) extend the time for performance of Parent’s or Sub’s obligations hereunder. Parent shall provide to the Company in writing, and be solely responsible for any information with respect to itself and its nominees, directors, officers and affiliates, required by such Section 14(f) and Rule 14f-1.

(b) At the Effective Time, and conditioned upon the occurrence of the Effective Time, Parent shall take all necessary action so that, as of the Effective Time, Mr. Albert Sisto will be appointed to the Parent Board.

SECTION 1.04. Top-Up Option. (a) The Company hereby grants to Parent and Sub an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Per Share Cash Election Consideration, up to that number of shares of Company Common Stock (the “Top-Up Option Shares”) that, when added to the number of shares of Company Common Stock owned by Parent or Sub or any wholly-owned Subsidiary of Parent or Sub at the time of exercise of the Top-Up Option, constitutes one share of Company Common Stock more than 90% of the number of shares of Company Common Stock that will be outstanding on a Fully Diluted Basis immediately after the issuance of the Top-Up Option Shares.

(b) The Top-Up Option may be exercised by Parent or Sub, in whole or in part, at any time following the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) immediately after the exercise of the Top-Up Option and the issuance of the Top-Up Option Shares pursuant thereto, the Merger would be capable of being consummated pursuant to Section 253 of the DGCL (assuming the issuance of the Top-Up Option Shares), (B) no applicable law, rule, regulation, judgment, order, injunction or decree shall prohibit the exercise of the Top-Up Option or the issuance of the Top-Up Option Shares pursuant thereto, or otherwise make such exercise or issuance illegal and (C) in no event shall the Top-Up Option be exercisable for a number of shares of Company Common Stock in excess of the Company’s total treasury and authorized and unissued shares of Company Common Stock. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable legal requirements of all Governmental Entities, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

(c) Upon the exercise of the Top-Up Option in accordance with Section 1.04(a), Parent shall so notify the Company and shall set forth in such notice (i) the number of shares of Company Common Stock that are expected to be owned by Parent, Sub or any wholly-owned Subsidiary of Parent or Sub immediately preceding the purchase of the Top-Up Option Shares and (ii) a place, date and time for the closing of the purchase of the Top-Up Option Shares. The Company shall, as soon as practicable following receipt of such notice, notify Parent and Sub of the number of shares of Company Common Stock then outstanding and the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, Parent or Sub, as the case may be, shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, and the Company shall cause to be issued to Parent or Sub a certificate representing the Top-Up Option Shares. Such certificates may include any legends that are required by federal or state securities laws. The aggregate purchase price payable for the Top-Up Option Shares may be paid by Sub or Parent (i) by payment in cash by wire transfer of same-day funds or (ii) by executing and delivering to the Company a full recourse promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Option Shares. Any such promissory note shall bear interest at 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(d) Parent and Sub understand that the Shares which Parent or Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon Section 4(2) of the Securities Act and/or Rule 506 promulgated thereunder. Parent and Sub represent and warrant to the Company that Parent and Sub are, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Parent and Sub agree that the Top-Up Option and the Top-Up Option Shares are being and will be acquired by Parent or Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

SECTION 1.05. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. At the election of Parent, any direct or indirect wholly-owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties shall execute an appropriate amendment to this Agreement in order to reflect the foregoing. The Offer, the Merger, the issuance by Parent of Parent Common Stock in connection with the Offer and the Merger (the “Share Issuance”) and the other transactions contemplated by the Transaction Agreements are referred to in this Agreement collectively as the “Transactions.”

SECTION 1.06. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California 94025, at 10:00 a.m. local time on the second business day following the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Article VII, or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.07. Effective Time. Prior to the Closing, Parent shall prepare, and on the Closing Date or as soon as practicable thereafter Parent shall file with the Secretary of State of the State of Delaware, a certificate of merger or certificate of ownership and merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.08. Effects. At the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

SECTION 1.09. Tax Consequences. Parent, Sub and the Company make no representations or warranties to any stockholder of the Company regarding the Tax treatment of the Offer and the Merger, or any of the Tax consequences to the Company, its subsidiaries or any stockholder of the Company of this Agreement, the Offer, the Merger or any of the other transactions or agreements contemplated hereby. Parent, Sub and the Company acknowledge that they are relying solely on their own Tax advisors in connection with this Agreement, the Offer, the Merger and the other transactions and agreements contemplated hereby.

SECTION 1.10. Organizational Documents. (a) The Certificate of Incorporation of the Company shall be amended at the Effective Time to be in the form of Exhibit B, and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The Bylaws of the Surviving Corporation shall be amended at the Effective Time to be identical to the Bylaws of Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law.

SECTION 1.11. Directors and Officers. (a) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) The officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.12. Company Restricted Shares. Notwithstanding anything in this Agreement to the contrary, the consideration payable with respect to any Company Restricted Shares tendered in the Offer or exchanged in the Merger shall be subject to the same vesting schedule as such Company Restricted Shares are subject to such that the holder of the Company Restricted Shares shall become vested in such consideration (measured proportionately between the cash and shares of Parent Common Stock due with respect thereto) at the same times and under the same conditions as applicable to such Company Restricted Shares. Parent or Sub shall retain such unvested consideration and shall pay it to the former holder of such Company Restricted Shares as such holder vests therein.

SECTION 1.13. Merger Without Meeting of Stockholders. Notwithstanding anything in this Agreement to the contrary, but subject to Article VII, if, following the Offer and any Subsequent Offering Period and the exercise, if any, of the Top-Up Option, Parent, or any direct or indirect subsidiary of Parent shall own at least 90% of the outstanding shares of Company Common Stock pursuant to the Offer, exercise of the Top-Up Option or otherwise, the parties hereto shall, subject to Article VII hereof, take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable after the satisfaction of such threshold, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE II

Effect on the Capital Stock of the

Constituent Corporations; Exchange of Certificates

SECTION 2.01. Effect on Capital Stock.

(a) Capital Stock of Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub, each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub, each share of Company Common Stock that is owned by the Company as treasury stock, any wholly owned Subsidiary of the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub, subject to Sections 2.01(b), 2.01(d) and 2.02(e), each issued share of Company Common Stock shall be converted into the right to receive the Per Share Mixed Election Consideration.

(ii) The Per Share Mixed Election Consideration to be issued upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) and cash in lieu of fractional shares of Parent Common Stock as contemplated by Section 2.02(e) are referred to collectively as “Merger Consideration.” As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.

(d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, if appraisal rights are available in the Merger under Section 262 of the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such shares (“Appraisal Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in Section 2.01(c), but rather the holders of Appraisal Shares shall be entitled to payment of the fair market value of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of fair market value under Section 262 then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, Merger Consideration as provided in Section 2.01(c), without interest thereon, upon surrender of the certificate formerly representing such shares. The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. Promptly following the Effective Time, Parent shall deposit with such bank or trust company as may be designated by Parent (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for exchange in accordance with this Article II, through the Exchange Agent, the amount of cash and/or certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock outstanding immediately prior to the Effective Time (such cash, shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). For the purposes of such deposit, Parent shall assume that there will not be any fractional shares of Parent Common Stock. Parent shall make available to the Exchange Agent, for addition to the Exchange Fund, from time to time as needed, cash sufficient to pay cash in lieu of fractional shares in accordance with Section 2.02(e). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and/or a certificate representing that number of whole shares of Parent Common Stock (together with cash in lieu of fractional shares) that such holder has the right to receive pursuant to the provisions of this Article II (as applicable), and the Certificate so surrendered shall forthwith be canceled. Until such time as a certificate representing Parent Common Stock is issued to or at the direction of the holder of a surrendered Certificate, such Parent Common Stock shall be deemed not outstanding and shall not be entitled to vote on any matter. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the amount of cash and/or a certificate representing the appropriate number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the receipt of the amount of cash and/or issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender Merger Consideration as contemplated by this Section 2.02. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any certificate formerly representing Company Common Stock with respect to the shares of Parent Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e) until the surrender of such certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) No Further Ownership Rights in Company Common Stock. The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock (including any dividends or other distributions paid pursuant to Section 2.02(c) and cash paid in lieu of fractional shares pursuant to Section 2.02(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

(e) No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Parent Common Stock. For purposes of this Section 2.02(e), all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

(ii) In lieu of any such fractional shares, each holder of a Certificate who would otherwise be entitled to such fractional shares shall be entitled to an amount in cash, without interest, rounded to the nearest cent, equal to the product of (A) the amount of the fractional share interest in a share of Parent Common Stock to which such holder is entitled under Section 2.01(c) (or would be entitled but for this Section 2.02(e)) and (B) the closing sale price for the Parent Common Stock as reported on the NASDAQ for the trading day immediately prior to the Closing Date.

(iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Certificates entitled to receive such cash.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holder of a Certificate who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration and any dividends or distributions with respect to Parent Common Stock as contemplated by this Article II.

(g) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration or any dividends or distributions with respect to Parent Common Stock as contemplated by Section 2.02(c) in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be the property of and shall be paid to Parent.

(i) Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted and withheld under the Code, or under any provision of state, local or foreign tax Law. To the extent that amounts are so withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the person to whom such consideration would otherwise have been paid.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to each of Parent and Sub that, except as set forth in the letter (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such letter relates; provided, however, that any information disclosed in one section of such letter shall be deemed to be disclosed in such other sections of such letter to which its relevance is readily apparent on the face of such disclosed information), dated as of the date of this Agreement, from the Company to each of Parent and Sub (the “Company Disclosure Letter”):

SECTION 3.01. Organization, Standing and Power. Each of the Company and each of its subsidiaries (the “Company Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority necessary to conduct its businesses as presently conducted, except, as to Company Subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, except where the failure to be so qualified has not had nor could reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Third Amended and Restated Certificate of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Charter”), and the Amended and Restated Bylaws of the Company, as amended to the date of this Agreement (as so amended, the “Company Bylaws”), and the comparable charter and organizational documents of each Company Subsidiary, in each case as amended through and in effect as of the date of this Agreement.

SECTION 3.02. Company Subsidiaries; Equity Interests. (a) Section 3.02(a) of the Company Disclosure Letter lists each Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock (or other ownership interests, as applicable) of each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).

(b) Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

SECTION 3.03. Capital Structure. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”).

(b) As of February 20, 2009, (i) 15,806,685 shares of Company Common Stock and no shares of Company Preferred Stock were issued and outstanding, (ii) 1,063,848 shares of Company Common Stock were held by the Company in its treasury, (iii) 2,889,658 shares (out of which 483,224 shares were reserved for Company RSU Awards) of Company Common Stock were subject to outstanding Company Stock Options and 1,672,183 additional shares (out of which 483,224 shares were reserved for Company RSU Awards) of Company Common Stock were reserved for future grant purposes under the Company Stock Plans, and (iv) 273,365 shares of Company Common Stock were reserved for issuance under the Company’s Amended and Restated 1998 Employee Stock Purchase Plan (the “ESPP”).

(c) Except as set forth above, at the close of business on the date hereof, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Capital Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or otherwise bound.

(d) Section 3.03(d) of the Company Disclosure Letter sets forth a complete and accurate list, as of February 23, 2009, of (A) all outstanding options to purchase shares of Company Common Stock (collectively, together with any options granted after the date hereof, to the extent permitted by this Agreement, “Company Stock Options”) under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto, the grant dates, expiration dates, exercise or base prices (if applicable) and vesting schedules thereof and the names of the holders thereof, (B) all shares of Company Common Stock that were outstanding but were subject to vesting or other forfeiture restrictions or were subject to a right of repurchase by the Company at a fixed purchase price as of such time (shares so subject, the “Company Restricted Shares”) under the Company Stock Plans or otherwise, the grant and issuance dates, vesting schedules and repurchase price (if any) thereof and the names of the holders thereof and (C) all outstanding performance stock unit awards or restricted stock unit awards in respect of shares of Company Common Stock (collectively, the “Company RSU Awards”) under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto, the grant dates and vesting schedules thereof and the names of the holders thereof.

(e) All (i) Company Restricted Shares, (ii) Company Stock Options and (iii) Company RSU Awards are evidenced by stock option agreements, restricted stock award agreements, performance stock unit award agreements, restricted stock unit award agreements or other award agreements, in each case substantially in the forms attached to the Company Disclosure Letter, and no stock option agreement, restricted stock award agreement, performance stock unit award agreement, restricted stock unit award agreement or other award agreement contains terms that are inconsistent in any material respect with, or material terms in addition to, such forms.

(f) With respect to each Company Stock Option, (w) each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents, (x) the award agreement governing such grant was duly executed and delivered by each party thereto and each such grant was made in accordance with the terms of the applicable compensation plan or arrangement of the Company, the Exchange Act and all other applicable laws and regulatory rules or requirements, including the rules of the NASDAQ, (y) the per share exercise price of each Company Stock Option was not less than the fair market value (within the meaning of Section 422 of the Code, in the case of each Company Stock Option intended to qualify as an “incentive stock option”, and within the meaning of Section 409A of the Code, in the case of each other Company Stock Option) of a share of Company Common Stock on the applicable Grant Date and (z) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Filed Company SEC Documents in accordance with the Exchange Act and all other applicable laws. The Company has not knowingly granted, and there is no and has been no Company policy or practice to knowingly grant, Company Stock Options prior to, or otherwise knowingly coordinate the grant of Company Stock Options with, the release or other public announcement of material information regarding the Company or any of the Company Subsidiaries or their financial results or prospects. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code, if any, so qualifies.

(g) Each Company Stock Option, each Company Restricted Share and each Company RSU Award may, by its terms, be treated at the Effective Time as set forth in Section 6.04(a). All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options, the Company RSU Awards, and rights under the ESPP will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of

Company Common Stock may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or any Company Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Company Capital Stock. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary. None of the Company or any of the Company Subsidiaries has in place, or is subject to, a stockholder rights plan, “poison pill” or similar plan or instrument.

SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver the Transaction Agreements to which it is a party and to consummate the Transactions. The execution, delivery and performance by the Company of each Transaction Agreement to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, if required by Law, to receipt of the Company Stockholder Approval. The Company has duly executed and delivered each Transaction Agreement to which it is a party, and each Transaction Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies).

(b) The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the other Transaction Agreements, the Offer, the Merger and the other Transactions and approving the execution, delivery and performance of this Agreement and the other Transaction Agreements, (ii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders, (iii) recommending that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock into the Offer, (iv) recommending that the Company’s stockholders adopt this Agreement and give the Company Stockholder Approval, if required by Law, (v) rendering the limitations on business combinations contained in Section 203 of the DGCL inapplicable to the Offer, the Merger, this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, (vi) electing that the Offer and the Merger not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to this Agreement, and (vii) determining that each member of the Compensation Committee approving any employment compensation, severance or other employee benefit arrangement as set forth in Section 3.30 is an “independent director” within the meaning of NASDAQ Rule 4200(a)(15), which resolutions have not been rescinded, modified or withdrawn in any way. Such resolutions are sufficient to render inapplicable to Parent and Sub, and this Agreement and the other Transaction Agreements, the Offer, the Merger and the other Transactions, the restrictions on business combinations set forth in Section 203 of the DGCL. No other Takeover Law or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement and the other Transaction Agreements, the Offer, the Merger or any other Transaction.

SECTION 3.05. No Conflicts; Consents. (a) The execution, delivery and performance by the Company of each Transaction Agreement to which it is a party do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the comparable charter or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (a “Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clause (ii) above, any Contract that is not material to the Company and the Company Subsidiaries taken as a whole, or in the case of clause (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or permit from, any U.S. federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which it is a party or the consummation of the Transactions, other than (i) (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (B) compliance with any mandatory pre-merger notification and approval requirements under any foreign (non-US) antitrust or competition laws (“Foreign Antitrust Laws”), (ii) the filing with the SEC of (A) the Schedule 14D-9 and a proxy or information statement relating to the adoption of this Agreement by the Company’s stockholders (the “Proxy Statement”), if such adoption is required by Law, (B) any information statement (the “Information Statement”) required under Rule 14f-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in connection with the Offer, and (C) such reports under Sections

13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction Agreements, the Offer, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, and (iv) such other items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect and are set forth in Section 3.05(b) of the Company Disclosure Letter.

SECTION 3.06. SEC Documents; Undisclosed Liabilities. (a) The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated by reference therein) required to be filed by the Company with the SEC since December 31, 2007 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntary basis on Form 8-K or otherwise, the “Company SEC Documents”).

(b) As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except as set forth in the Company SEC Documents (excluding any disclosures in any “risk factors” section or any disclosures that are forward-looking or predictive in nature) filed and publicly available not less than two business days prior to the date of this Agreement (the “Filed Company SEC Documents”), neither the Company nor any Company Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), whether or not required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto.

(d) None of the Company Subsidiaries is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(e) Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Documents, and the statements contained in such certifications are true and correct. For purposes of the preceding sentence hereof, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of the Company Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(f) The Company has not received any oral or written notification of a (i) “significant deficiency” or (ii) “material weakness” in the Company’s and the Company Subsidiaries’ internal controls, and, to the knowledge of the Company, there is no set of circumstances that could reasonably be expected to result in a “significant deficiency” or “material weakness” in the internal controls of the Company or any of the Company Subsidiaries that is required to file reports with the SEC under the Exchange Act. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date hereof.

(g) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet, partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(h) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (A) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (B) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (C) that receipts and expenditures of the Company are being made only in accordance with the authorization of management and directors of the Company and (D) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the Company’s financial statements.

(i) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(j) The Company is in material compliance with the applicable provisions of SOX, the rules and regulations of the SEC adopted in connection therewith, and the applicable listing standards and corporate governance rules of the NASDAQ.

(k) Since December 31, 2006, neither the Company, any of the Company Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of the Company Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of the Company Subsidiaries or its internal controls, including any complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices. Since December 31, 2006, no person has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents, to the Company Board, any committee thereof or to any director or officer of the Company.

SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9, the Information Statement or the Merger Form S-4 will, at the time such document is filed with the SEC, at any time it is amended or supplemented at the time it becomes effective under the Securities Act, at the time it is first published, sent or given to the Company’s stockholders or (other than in the case of the Merger Form S-4) at the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

SECTION 3.08. Absence of Certain Changes or Events. From the date of the most recent audited financial statements included in the Filed Company SEC Documents through the date of this Agreement, the Company has conducted its business only in the ordinary course consistent with past practice, and during such period there has not been:

(i) any event, change, effect, occurrence, state of facts or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

(ii) any action which, if it had been taken or occurred after the execution of this Agreement, would have required the consent of Parent pursuant to the second sentence of Section 5.01(a) of this Agreement; or

(iii) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate, is material to the Company and the Company Subsidiaries taken as a whole.

SECTION 3.09. Taxes. (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Each of the Company and each Company Subsidiary has timely paid all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns). No claim has ever been made in writing by a Governmental Authority in a jurisdiction where any of the Company and the Company Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Neither the Company nor any Company Subsidiary has been granted, requested or filed any document having the effect of causing any extension of time within which to file any Tax Returns in respect of any fiscal year that have not since been filed.

(b) Neither the Company nor any Company Subsidiary is delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed, asserted or assessed in writing against the Company or any Company Subsidiary. As of the date of this Agreement, there are no pending requests for waivers of any statute of limitations on, or extension of any time period for, the assessment or collection of any Tax with respect to the Company or any Company Subsidiary, and no such waivers or extensions have been granted by any taxing authority.

(c) The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the dates of the financial statements contained in the Filed Company SEC Documents, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets (rather than in any notes thereto) contained in such financial statements. Since the date of the most recent financial statement contained in the Filed Company SEC Documents, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(d) There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary.

(e) There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company and the Company Subsidiaries, and, after the Closing Date, none of the Company and the Company Subsidiaries shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(f) None of the Company and the Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). None of the Company and the Company Subsidiaries has any liability for the Taxes of any person (other than Taxes of the Company and the Company Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(g) Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(h) Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code either (A) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (B) in a distribution that otherwise constitutes part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the Offer and the Merger.

(i) Neither the Company nor any of the Company Subsidiaries has entered into any transaction identified as a “reportable transaction” as set forth in Treasury Regulation Sections 1.6011-4(b)(1) or any comparable provision of state, local or non-U.S. law.

(j) There are no limitations on the utilization of the net operating losses of the Company or any of the Company Subsidiaries under Section 382 or Section 384 of the Code (or any corresponding or similar provisions of applicable state, local, or foreign Law) or the separate return limitation year rules under the consolidated return provisions of the Treasury Regulations (or any corresponding or similar provisions of applicable state, local, or foreign law), other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement.

(k) Neither the Company nor any of the Company Subsidiaries is or has been at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(l) The Company has provided or made available to Parent all documentation relating to, and is in full compliance with all terms and conditions of, any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government with respect to the Company and any Company Subsidiary. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday, or other Tax reduction agreement or order.

(m) The Company and each Company Subsidiary is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each Company Subsidiary. The price for any property or services (or for the use of any property) provided to or by the Company and each Company Subsidiary are arm’s-length prices for purposes of the applicable transfer pricing laws.

(n) For purposes of this Agreement:

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property (real or personal), sales, use, capital stock, payroll, employment, occupation, severance, disability, premium, environmental (including taxes under Code Section 59A), social security, workers’ compensation, estimated, unemployment compensation or net worth; alternative or add-on minimum; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Tax Return” means all U.S. federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes, including any exhibits and attachments to any of the above.

SECTION 3.10. Company Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each and every written, unwritten, formal or informal material plan, agreement, program, policy or other arrangement involving direct or indirect compensation (other than workers’ compensation, unemployment compensation and other government programs), employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or other benefits, entered into, maintained or contributed to by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has or may in the future have any liability (contingent or otherwise). Each plan, agreement, program, policy or arrangement required to be set forth on the Company Disclosure Letter pursuant to the foregoing is referred to herein as a “Company Benefit Plan.”

(b) The Company has delivered the following documents to Parent with respect to each Company Benefit Plan: (1) correct and complete copies of all documents embodying such Company Benefit Plan, including (without limitation) all amendments thereto, and all related trust documents, (2) a written description of any Company Benefit Plan that is not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (4) the three most recent annual actuarial valuations, if any, (5) all Internal Revenue Service (“IRS”) or Department of Labor (“DOL”) determination, opinion, notification and advisory letters, (6) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (7) all material correspondence to or from any Governmental Entity received in the last three years, (8) all discrimination tests for the most recent three plan years, and (9) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts, and any and all forms of award or similar agreements thereunder.

(c) Each Company Benefit Plan has been maintained and administered in all respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including (without limitation) ERISA and the Code, which are applicable to such Company Benefit Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company Benefit Plans have been timely made or accrued. All bonuses payable to employees of the Company or any Company Subsidiary with respect to performance in periods including all or a portion of calendar year 2008 have been fully paid. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is so qualified and either: (1) has obtained a currently effective favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS covering the amendments to the Code effected by the Tax Reform Act of 1986 and all subsequent legislation for which the IRS will currently issue such a letter, and no amendment to such Company Benefit Plan has been adopted since the date of such letter covering such Company Benefit Plan that would adversely affect such favorable determination; or (2) still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination. Except as disclosed in the Filed Company SEC Documents, from December 31, 2007, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any Company Benefit Plans.

(d) No plan currently or ever in the past maintained, sponsored, contributed to or required to be contributed to by the Company, any Company Subsidiary, or any of their respective current or former ERISA Affiliates is or ever in the past was (1) a “multiemployer plan” as defined in Section 3(37) of ERISA, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. The term “ERISA Affiliate” means any person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(e) Neither the Company nor any Company Subsidiary is subject to any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. The Company and each of the Company Subsidiaries have complied with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA. No “Prohibited Transaction”, within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Benefit Plan.

(f) No Company Benefit Plan provides, or reflects or represents any liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Company and the Company Subsidiaries other than (1) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code, (2) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code, (3) disability benefits that have been fully provided for by insurance under a Company Benefit Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA, or (4) benefits in the nature of severance pay with respect to one or more of the employment contracts set forth on Section 3.10(a) of the Company Disclosure Letter.

(g) There is no contract, plan or arrangement covering any employee or former employee of the Company or any Company Subsidiary that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company or such Company Subsidiary by reason of Section 280G of the Code. For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits. The execution of this Agreement and the consummation of the Transactions (alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) will not (1) entitle any person to any payment, forgiveness of indebtedness, vesting, distribution, or increase in benefits under or with respect to any Company Benefit Plan, (2) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Company Benefit Plan, (3) trigger any obligation to fund any Company Benefit Plan, or (4) result in any breach or violation of, or a default under, any Company Benefit Plan.

(h) No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or threatened against or with respect to any Company Benefit Plan or the assets or any fiduciary thereof (in that person’s capacity as a fiduciary of such Company Benefit Plan). There are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or other Governmental Entity with respect to any Company Benefit Plan.

(i) With respect to each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code), (1) such plan has been operated since January 1, 2005 in compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder to the extent such plan is subject to Section 409A of the Code and so as to avoid the imposition of any tax, interest or penalty thereunder; (2) the document or documents that evidence each such plan conformed to the provisions of Section 409A of the Code and the final regulations under Section 409A of the Code on December 31, 2008; and (3) as to any such plan in existence prior to January 1, 2005 and not subject to Section 409A of the Code, has not been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004. No Company Benefit Plan is funded through an offshore trust or would otherwise result in a transfer of property under Section 409A(b) of the Code.

(j) No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such Company Benefit Plan, a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans, (i)

all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable statutes, laws, ordinances, rules, orders, decrees, judgments, writs, and regulations of any controlling Governmental Entity, (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the most recent balance sheet included in the Filed Company SEC Documents, and (iii) no material liability or obligation of the Company or any Company Subsidiary exists with respect to such Foreign Benefit Plans.

SECTION 3.11. Litigation. Except as disclosed in the Filed Company SEC Documents and except for prosecution of patents, trademark registrations and applications therefor in the USPTO and other regional and national patent and trademark offices with respect to which no third party has filed or undertaken an opposition or taken similar action, there is no suit, action, hearing, investigation, inquiry, claim, charge, action, arbitration, governmental investigation or other legal or administrative proceeding (each, an “Action”) (or group of related Actions) pending or, to the knowledge of the Company, threatened against or directly affecting the Company, any Company Subsidiary or, to the knowledge of the Company any of the directors or officers of the Company or any of the Company Subsidiaries in their capacity as such (and the Company has no knowledge of any basis for any such Action) that (i) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) has resulted in or is reasonably likely to result in an injunction or award of material damages against the Company or any Company Subsidiary, (iii) has resulted in or is reasonably likely to result in any material restraint on the Company’s ability or the ability of any Company Subsidiary to operate its business, (iv) involves an amount in controversy in excess of $100,000, (v) seeks or is reasonably likely to seek to impose any legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and the Company Subsidiaries substantially as it was operated immediately prior to the date of this Agreement, or (vi) has resulted in or is reasonably likely to result in a finding by any court or Governmental Entity or any arbitral or other dispute resolution body that any item of Company Owned IP that is material to the Company and the Company Subsidiaries taken as a whole is invalid or unenforceable (either in whole or in part). Neither the Company nor any of the Company Subsidiaries, nor any officer, director or employee of the Company or any of the Company Subsidiaries, has been permanently or temporarily enjoined by any order, writ, injunction or decree (each, an “Order”) of any court or Governmental Entity or any arbitral or other dispute resolution body from engaging in or continuing any conduct or practice in connection with the business, assets or properties of the Company or such Company Subsidiary, nor, to the knowledge of the Company, is the Company, any Company Subsidiary or any officer, director or employee of the Company or any Company Subsidiaries under investigation by any Governmental Entity. There is no Order enjoining or requiring the Company or any of the Company Subsidiaries to take any action of any kind with respect to its business, assets or properties.

SECTION 3.12. Compliance with Applicable Laws. The Company and the Company Subsidiaries are in compliance with all applicable Judgments and Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company

Subsidiary has received any written communication during the past three years from a Governmental Entity that alleges that the Company or a Company Subsidiary is not in compliance in any material respect with any applicable Law. Each of the Company and the Company Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities, including all authorizations under Environmental Laws, (“Permits”) necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, except for the failure to have such Permits that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. There has occurred no default under, or violation of, any such Permit, except for defaults under, or violations of, Permits, that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Each of the Offer and the Merger, in and of itself or collectively, would not cause the revocation or cancellation of any such Permit that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, each stockholder of the Company who is an individual resident in the PRC, has completed necessary filings or registrations and has obtained all necessary approvals required to comply with any rules or regulations of the PRC State Administration of Foreign Exchange related to such individual being a stockholder of the Company.

SECTION 3.13. Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than RBC Capital Markets Corporation (“RBC”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable. Section 3.13 of the Company Disclosure Letter sets for the Company’s good faith estimate of the fees and expenses of all accountants, brokers, financial advisors (including RBC), legal counsel (including Fenwick & West LLP), financial printers and other persons retained by the Company or any of the Company Subsidiaries incurred or to be incurred by the Company or any of the Company Subsidiaries in connection with this Agreement or the Transactions.

SECTION 3.14. Opinion of Financial Advisor. The Company has received the opinion of RBC, dated the date of this Agreement, to the effect that, as of such date, the consideration to be received pursuant to the Offer and the Merger by the holders of shares of Company Common Stock is fair to such holders from a financial point of view, a signed copy of which opinion has been delivered to Parent.

SECTION 3.15. Environmental Matters. (a) Neither the Company nor any of the Company Subsidiaries has (x) placed, held, located, released, transported or disposed of any Hazardous Substances on, under, from or at any of the Company’s or any of the Company Subsidiaries’ properties or any other properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, (y) any knowledge or reason to know of the presence of any Hazardous Substances on, under or at any of the Company’s or any of the Company Subsidiaries’ properties or any other property but arising from the Company’s or any of the Company Subsidiaries’

properties, other than in a manner that could not, in all such cases taken individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, or (z) received any written notice (A) of any violation of any statute, Law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity relating to any matter of pollution, protection of the environment, environmental regulation or control or regarding Hazardous Substances on or under any of the Company’s or any of the Company Subsidiaries’ properties or any other properties (collectively, “Environmental Laws”) or the institution or pendency of any Action by any Governmental Entity or any third party in connection with any such violation, (B) requiring the response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ properties or any other properties, or (C) demanding payment for response to or remediation of Hazardous Substances at or arising from any of the Company’s or any of the Company Subsidiaries’ properties or any other properties. For purposes of this Agreement, the term “Hazardous Substance” shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances” under any Environmental Law.

(b) No Environmental Law imposes any obligation upon the Company or any of the Company Subsidiaries arising out of or as a condition to any Transaction, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree. No Lien has been placed upon the Company’s or any of the Company Subsidiaries’ properties under any Environmental Law.

SECTION 3.16. Material Contracts; Debt Instruments. (a) Subsections (i) through (xiv) of Section 3.16(a) of the Company Disclosure Letter contain a list of the following Contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound (such Contracts, the “Company Material Contracts”):

(i) any outbound lease, license, sale or other similar agreement providing for the sale, lease or license by the Company or any of the Company Subsidiaries of goods, services, Intellectual Property or other assets that (x) was entered into outside the ordinary course of business or (y) was entered into in the ordinary course of business and is expected to result in either (A) annual payments to the Company and/or any of the Company Subsidiaries of $350,000 or more, or (B) aggregate payments to the Company and/or any of the Company Subsidiaries of $1,000,000 or more over the next five (5) years, except for any such contract between the Company and any of the Company Subsidiaries;

(ii) any inbound lease, license, purchase or other similar agreement for the purchase, lease or license by the Company or any of the Company Subsidiaries of goods, services, Intellectual Property or other assets that is expected to result in either (A) annual payments by the Company and/or any of the Company Subsidiaries of $100,000 or more, or (B) aggregate payments by the Company and/or any of the Company Subsidiaries of $500,000 or more over the next five (5) years, except for any such contract between the Company and any of the Company Subsidiaries;

(iii) any Contract of the Company or any Company Subsidiary (A) evidencing indebtedness for borrowed money of the Company or any Company Subsidiary; (B) guaranteeing any such indebtedness of another person; (C) constituting debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary; (D) guaranteeing any debt securities of another person; (E) constituting a “keep well” or other agreement to maintain any financial statement condition of another person or (F) having the economic effect of any of the foregoing, except in each case for any such Contract between the Company and any of the Company Subsidiaries (all Contracts listed or required to be listed in Section 3.16(a)(iii) of the Company Disclosure Letter, “Debt Instruments”);

(iv) any joint venture, partnership, strategic alliance, or similar agreement;

(v) any contract or agreement relating to the acquisition or disposition of any business, material amount of assets or any interest therein under which the Company or any of the Company Subsidiaries has any material outstanding rights or obligations;

(vi) any contract or agreement that limits, or purports to limit, in any material respect, the ability of the Company or any of the Company Subsidiaries to compete in a line of business or with any person or in any geographic area or during any period of time;

(vii) any Contract that, upon the consummation of the Transactions, will result in any of Parent or any of its subsidiaries or the Company (including as the Surviving Corporation) or any of the Company Subsidiaries, granting any rights or licenses to any material Intellectual Property of any of Parent or any of its subsidiaries or the Company (including as the Surviving Corporation) or any of the Company Subsidiaries, to any third party;

(viii) any Contract that provides for remaining annual consideration or revenue in an amount in excess of $100,000;

(ix) any Contract to which the Company or any Company Subsidiary is a party with any officer, employee, independent contractor or director of the Company or any Company Subsidiary that provides for the payment of annual compensation or potential compensation (including, but not limited to, wages, salary, consulting fees, bonuses, commissions and/or severance pay) in excess of $150,000;

(x) any Contract that is a collective bargaining agreement or other agreement with any labor union, employees’ association or other employee representative of a group of employees of the Company or any Company Subsidiary;

(xi) any Contract that requires the Company or any Company Subsidiary to deal exclusively with any person with respect to any matter or that provide “most favored nation” pricing or terms to the other party to such Contract or any third party, including any Contract that, following the Effective Time, would apply to Parent or any of its subsidiaries;

(xii) each material Contract to which the Company or any Company Subsidiary is a party entered into in the last three years in connection with the settlement or other resolution of any actual or threatened Action;

(xiii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); and

(xiv) any Contract (excluding benefit plans and equity incentive plans that are available to all employees of the Company) with any stockholder, director, officer or affiliate of the Company or any of the Company Subsidiaries.

(b) The Company and each of the Company Subsidiaries that is a party to a Company Material Contract has performed in all material respects all obligations to be performed by it under such Company Material Contract. Neither the Company nor any of the Company Subsidiaries has received any written notice of cancellation or threatened cancellation relating to a Company Material Contract or has any knowledge that a Company Material Contract is likely to be cancelled, other than upon any expiration of such Company Material Contract in accordance with its terms.

(c) Each Company Material Contract is a written Contract, is a valid and binding agreement, is in full force and effect, and is enforceable by the Company or the Company Subsidiary that is a party thereto against each other party thereto in accordance with its terms. To the knowledge of the Company, each other party to a Company Material Contract is not in default or in breach in any material respect of any such Company Material Contract.

(d) No Company Material Contract is under re-negotiation, and, to the knowledge of the Company, no party thereto is seeking to re-negotiate or modify any such Company Material Contract.

(e) The Company has provided Parent a true and complete copy of the Debt Instruments. The Company and each of the Company Subsidiaries that is a party to a Debt Instrument is in compliance with all covenants in such Company Material Contract and has been in compliance with all such covenants since December 31, 2007. Section 3.16(a)(iii) of the Company Disclosure Letter sets forth a complete and correct schedule of all amounts owing under each of the Debt Instruments, together with the per annum interest rate and the maturity date.

SECTION 3.17. Title to Properties. (a) Each of the Company and each of the Company Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets except for minor defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. All such assets and properties, other than assets and properties in which the Company or any of the Company Subsidiaries has leasehold interests, are free and clear of all Liens except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiaries to conduct business as currently conducted. Neither the Company nor any Company Subsidiary owns any real property.

(b) To the knowledge of the Company, all personal property owned or leased by the Company or any Company Subsidiary and all buildings, structures, fixtures and other improvements included in any real property owned or leased by the Company or any Company Subsidiary have been properly maintained and in are in good and working order and repair, ordinary wear and tear excepted, free from known defects in construction or design and usable for their intended purposes in the ordinary course of the Company’s and the Company Subsidiaries’ business. To the knowledge of the Company, no zoning or similar land use restrictions are currently in effect or proposed by any Governmental Entity that would impair the operation of the Company’s or any Company Subsidiary’s business as currently conducted or which would impair the use, occupancy and enjoyment of any of the real property owned or leased by the Company or any Company Subsidiary in any material respect. To the knowledge of the Company, all of the real property owned or leased by the Company or any Company Subsidiary is in material compliance with all applicable zoning or similar land use restrictions of all Governmental Entities having jurisdiction thereof and with all recorded restrictions, covenants and conditions affecting any of such real property. Neither the Company nor any Company Subsidiary has received any notice from any person with regard to any material violation of building codes, zoning regulations or subdivision covenants by the Company or any of the Company Subsidiaries, and, to the knowledge of the Company, the Company and the Company are in compliance with any such building codes, zoning regulations and subdivision covenants. To the knowledge of the Company, no portion of the real property owned or leased by the Company or any Company Subsidiary is subject to any Order for its sale, condemnation, expropriation or taking (by eminent domain or otherwise) by any Governmental Entity, and no such sale, condemnation, expropriation or taking been proposed or, to knowledge of the Company, threatened.

(c) Each of the Company and each of the Company Subsidiaries has complied in all material respects with the terms of all leases to which it is a party, and all such leases are in full force and effect. Each of the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such leases.

(d) In the PRC, none of the Company or any of the Company Subsidiaries owns or has legal or equitable title or other right or interest in any real property other than the land use rights (the “Land Use Rights”) held by the Company or one of the Company Subsidiaries or as held pursuant to a lease. True and complete copies of the certificates evidencing the Land Use Rights have been delivered to Parent and any land grant premium required under applicable Law in connection with securing such Land Use Rights has been fully paid. None of the land with respect to which the Land Use Rights relate constitutes arable land that has been converted to other uses.

SECTION 3.18. Intellectual Property. (a) The business and operations of the Company and the Company Subsidiaries as currently conducted (including the use, development, manufacture, marketing, license, sale or furnishing of any products (including products under development) and services of the Company or any Company Subsidiary) have not and do not infringe on the Intellectual Property rights of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. There are no pending adversarial proceedings with respect to (i) any alleged infringement by the Company or any of the Company Subsidiaries of any Intellectual Property of a third party, (ii) any alleged unfair competition or trade practices by the Company or any of the Company Subsidiaries, or (iii) any challenge of any Company Owned IP by a third party (except for prosecution of pending patent and trademark applications in the USPTO and other regional and national patent and trademark offices). Neither the Company nor any of the Company Subsidiaries has received within the five (5) year period prior to the date hereof any written notice from any third party alleging infringement of such third party’s Intellectual Property, alleging unfair competition or trade practices by the Company or any of the Company Subsidiaries, or challenging any Company Owned IP (except for prosecution of patent and trademark applications in the USPTO and other regional and national patent and trademark offices).

(b) To the knowledge of the Company, no person (including, without limitation, any current or former employee or consultant of the Company or any of the Company Subsidiaries) is infringing, violating or misappropriating any of the Company Owned IP, or any Intellectual Property which is exclusively licensed to the Company or any of the Company Subsidiaries. There are no pending adversarial proceedings involving the Company or any Company Subsidiary with respect to: (i) any Company Owned IP or, (ii) to the knowledge of the Company, any Intellectual Property which is exclusively licensed to the Company or any of the Company Subsidiaries, except, for (i) and (ii), with respect to any pending applications that are the subject of normal examination proceedings by the USPTO and/or corresponding foreign patent offices. Neither the Company nor any Company Subsidiary has entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any of the Company Owned IP or any Intellectual Property which is exclusively licensed to the Company or any of the Company Subsidiaries.

(c) The Company or one of the Company Subsidiaries, owns, or is licensed under, or otherwise possesses sufficient rights under, the Intellectual Property necessary to conduct the business and operations of the Company and the Company Subsidiaries as currently conducted. Without limiting the foregoing, the Company or one of the Company Subsidiaries owns or has sufficient licenses or rights (including, as applicable, a sufficient number of seat or site licenses) for the software and documentation and the computer, communications and network systems internally used by the Company and the Company Subsidiaries to design, develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test any of their products, and except as expressly set forth in the Inbound License Agreements, neither the Company nor any of the Company Subsidiaries is currently required to make or accrue any royalty or other payment to any person in connection with any of the foregoing. Section 3.18(c) of the Company Disclosure Letter contains a true and complete list of all agreements granting licenses or similar rights to the Company or any of the Company Subsidiaries under any Intellectual Property of a third party (excluding commercial software that is generally available and is worth less than $5,000) (“Inbound License Agreements”). The Company and each Company Subsidiary is in compliance with all material terms and conditions of all Inbound License Agreements. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions will not (i) cause the breach, modification, cancellation, forfeiture, termination, or suspension of, or acceleration of any payments with respect to or modification of any rights under, any Inbound License Agreements, or (ii) result in Parent or any of its affiliates granting to any third party any rights to or under any Intellectual Property owned by, or licensed to, the Parent or any of its affiliates.

(d) Section 3.18(d) of the Company Disclosure Letter contains a true and complete list of all agreements to which the Company or any of the Company Subsidiaries is a party and pursuant to which any third party is authorized to use, exercise or receive any benefit from Company Owned IP (excluding non-exclusive licenses granted to customers, distributors, and suppliers of the Company’s and the Company Subsidiaries’ products in the ordinary course of business). The Company and each Company Subsidiary is in compliance with all material terms and conditions of all such agreements.

(e) Section 3.18(e) of the Company Disclosure Letter contains a true and complete list of (i) all worldwide registrations made by or on behalf of the Company or any of the Company Subsidiaries of any Company Owned IP with any Governmental Entity, and (ii) all applications filed by the Company or any Company Subsidiary to secure their interest in Company Owned IP, and where applicable, the jurisdiction in which each application been applied for, filed, issued or registered, the filing or issue date, and the application number and registration number (if applicable) (“Company Registrations”). There are no actions that are required to be taken by the Company or any of the Company Subsidiaries within one-hundred and eighty (180) days of the date hereof with respect to the Company Registrations that if not taken will have an adverse effect on any Company Registrations, or the prosecution of applications or registrations relating thereto, including the payment of any registration, maintenance or renewal fees or the filing of any response to USPTO actions or those of any other regional and national patent and trademark offices. Each item of Company Owned IP, including the Company Registrations, (x) is exclusively owned by the Company or one of the Company Subsidiaries free and clear of any Liens (other than non-exclusive licenses granted in the ordinary course of business) and (y) is not subject to any outstanding judicial order, decree, judgment or stipulation or agreement materially restricting the licensing, assignment, transfer, use or conveyance thereof by the Company or the applicable Company Subsidiary. All assignments of Company Registrations to the Company or any of the Company Subsidiaries have been executed in writing and properly recorded with the applicable Governmental Entity (e.g., USPTO) in the name of either the Company or the applicable Company Subsidiary. All issuance, renewal, maintenance and other payments that are or have become due with respect to the Company Registrations (other than those identified in Section 3.18(e) of the Company Disclosure Letter as abandoned) have been timely paid by or on behalf of the Company and the Company Subsidiaries. None of the Company Registrations have been adjudged invalid or unenforceable, and there are no pending adversarial proceedings challenging the validity or enforceability of such Company Registrations, except for pending applications that are the subject of examination proceedings by the USPTO and/or corresponding foreign patent offices. With respect to each item of Company Registration, the Company and the Company Subsidiaries have abided by, or caused their authorized distributors or resellers to abide by, all applicable proprietary marking and notice requirements. The Company and the Company Subsidiaries have not committed any illegal tying, illegal term extension, misuse, other illegal anti-competition activities, express waiver, inequitable conduct in violation of 35 C.F.R. 1.56 or other Law, in each case, that, if litigated, may result in the unenforceability or invalidity of any Company Registrations.

(f) The policy of the Company and the Company Subsidiaries requires each employee of the Company or any of the Company Subsidiaries involved in the development of any Intellectual Property for the Company and the Company Subsidiaries to sign documents confirming, to the extent permitted by applicable Law, that he or she assigns to the Company or the applicable Company Subsidiary all Intellectual Property made, written, developed or conceived by him or her during the course of his or her employment by the Company or the applicable Company Subsidiary and relating to the business of the Company or the applicable Company Subsidiary to the extent that ownership of any such Intellectual Property rights does not vest in the Company or the applicable Company Subsidiary by operation of law. All such assignment documents have been (i) executed and delivered to the Company or its applicable Company Subsidiary, and (ii) properly recorded with the applicable Governmental Entity to the extent that failure to do so would result in the waiver or forfeiture of any material rights of the Company or any Company Subsidiary under such Intellectual Property rights. To the extent any third party has been retained to develop or create Intellectual Property for the Company or any of the Company Subsidiaries, the Company or such Company Subsidiary has obtained either (x) ownership of such Intellectual Property or (y) a license or rights thereto sufficient for the current conduct of its business and operations.

(g) The Company and the Company Subsidiaries have taken reasonable steps to protect and preserve the proprietary nature of each item of material Company Owned IP and to maintain in confidence trade secrets and confidential information included in or covered by such Company Owned IP (other than trade-secret information intentionally disclosed in published patents or patent applications or registered copyrights). The Company and each of the Company Subsidiaries have complied in all material respects with all applicable contractual and legal requirements pertaining to information privacy and security.

(h) None of the Company or any of the Company Subsidiaries has licensed, distributed or disclosed, or knows of any distribution or disclosure by any other person (including any former or current employees and contractors of the Company or any of the Company Subsidiaries) of the source code for any software included in the products of the Company or any Company Subsidiary or other confidential information (including algorithms), constituting or embodied in such software (“Company Source Code”) to any person, except pursuant to the (i) non-exclusive license agreements entered into in the ordinary course of the Company’s business or (ii) agreements listed in Section 3.18(d) of the Company Disclosure Letter. Each of the Company and each of the Company Subsidiaries have taken all reasonable physical and electronic security measures to prevent disclosure of such Company Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or could reasonably be expected to, nor will the consummation of the Transactions, result in the disclosure or release of such Company Source Code by the Company, any of the Company Subsidiaries or any escrow agent(s) or any other person to any third party.

(i) The Company and the Company Subsidiaries maintain commercially reasonable electronic data protection and back-up systems sufficient to protect, maintain the integrity and prevent the loss of critical data, information, developments, inventions, and source code or other proprietary or confidential information developed by the Company or any Company Subsidiary, in each of its research and development centers.

(j) Neither the Company nor any Company Subsidiary is a member of or party to any patent pool, industry standards body, trade association or other organization pursuant to the rules of which it is obligated to license any existing or future Intellectual Property to any person; none of the Company Owned IP is required to be licensed under any agreement with such organizations; and none of the Company Owned IP has been submitted to any licensing entity, standards body or representative thereof for a determination of essentiality to or inclusion in an industry standard, nor to the knowledge of the Company has any request been made therefor by a third party.

(k) The products of each of the Company and each of the Company Subsidiaries do not contain any disabling device, virus, worm, back door, trojan horse or other disruptive or malicious code that are intended to impair their intended performance or otherwise permit unauthorized access to, hamper, delete or damage any computer system, software, network or data. To the knowledge of the Company, the business of each of the Company and each of the Company Subsidiaries as currently conducted does not involve the development, commercialization or export of encryption technology, or other similar technology, the development, commercialization or export of which is restricted under applicable Law, except to the extent it does so in compliance with all applicable export restrictions relevant to such technology.

(l) No product or software of the Company or any Company Subsidiary (including any firmware and other software embedded in hardware devices) has been or is being distributed by the Company or any of the Company Subsidiaries, in whole or in part, or was used or is being used by the Company or any of the Company Subsidiaries, in conjunction with any Open Source Software in a manner which would require that such product or software of the Company or any Company Subsidiary be disclosed or distributed in source code form, licensed for the purpose of making derivative works or made available at no charge. No Company Owned IP is a derivative work of any Open Source Software. “Open Source Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as open source software (e.g., Linux), including software licensed or distributed under any of the following licenses or distribution models: (A) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (B) the Artistic License (e.g., PERL), (C) the Mozilla Public License, (D) the Netscape Public License, (E) the Sun Community Source License (SCSL), (F) the Sun Industry Standards License (SISL), (G) the BSD License, and (H) the Apache License.

(m) None of Company or any of the Company Subsidiaries has received any support, funding, resources or assistance from any Governmental Entity in connection with the development or commercialization of the products of the Company or any of the Company Subsidiaries or any facilities or equipment used in connection therewith.

(n) For purposes hereof:

(i) “Company Owned IP” means each item of Intellectual Property owned by the Company or any of the Company Subsidiaries.

(ii) “Intellectual Property” means any or all rights in or arising out of: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof, (ii) all trade secrets and proprietary information, (iii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all mask works and any registrations and applications therefor throughout the world, (vi) all trade names, trade dress, logos, registered Internet domain names, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world, or (vii) any equivalent rights to any of the foregoing throughout the world.

(iii) “USPTO” means the United States Patent and Trademark Office.

SECTION 3.19. Labor Matters. There are no collective bargaining or other labor union agreements to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound. To the knowledge of the Company, since January 1, 2005 neither the Company nor any of the Company Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns, picketing or lockouts. There is no unfair labor practice charge or complaint or other Action pending, or, to the knowledge of the Company, threatened in writing against the Company or any of the Company Subsidiaries before the National Labor Relations Board or any similar Governmental Entity. Each of the Company and the Company Subsidiaries is, and has been, in compliance in all material respects with all applicable Laws respecting employment, including discrimination, harassment or retaliation in employment, terms and conditions of employment, termination of employment, wages, overtime and minimum wage classifications, hours, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. Neither the Company nor any Company Subsidiary has effectuated, and neither the Company nor any Company Subsidiary intends to effectuate, (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any Company Subsidiary or (ii) a “mass layoff” (as defined in the WARN Act) affecting any single site of employment or facility of the Company or any Company Subsidiary; or, in the case of clauses (i) and (ii) of this sentence, any similar action under any comparable Law requiring notice to employees in the event of a plant closing, layoff or substantial cessation or relocation of industrial or commercial operations. Each of the Company and each of the Company Subsidiaries has complied in all material respects with any applicable Law with respect to the employment, discharge or layoff of any such employee, including the WARN Act and any comparable Law. No employee of the Company or any Company Subsidiary is primarily based outside of the United States. Each employee of the Company and each Company Subsidiary is employed on an “at will” basis. Each of the Company and the Company Subsidiaries has properly classified (i) employees as exempt from applicable overtime and minimum wage Laws and (ii) consultants as independent contractors under applicable Tax reporting, withholding and related Laws. Since January 1, 2005, neither the Company nor any of the Company Subsidiaries has been a party to, or threatened with, any Action based on any alleged violation of any employment Laws or Contracts. Neither the Company nor any of the Company Subsidiaries has

received notice from any Governmental Entity that any of its current or former employees has a name that does not match the social security number maintained by such Governmental Entity. Neither the Company nor any of the Company Subsidiaries is a party to any agreement for the provision of labor from any third party staffing agency or vendor.

SECTION 3.20. Vote Required. Unless the Merger is effected pursuant to Section 253 of the DGCL, the only vote of holders of any class or series of Company Capital Stock necessary to approve and adopt this Agreement and the Merger is the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”). The affirmative vote of the holders of Company Capital Stock, or any of them, is not necessary to approve any Transaction Agreement other than this Agreement or consummate any Transaction other than the Merger.

SECTION 3.21. Privacy and Data Security. The Company has provided true and correct copies of all current privacy policies adopted by the Company or any of the Company Subsidiaries in connection with its operations. Except as would not result in a material liability to the Company or any of the Company Subsidiaries, each of the Company and the Company Subsidiaries has (i) complied with all any applicable Law related to the protection, privacy and security of sensitive personal information, including the Gramm-Leach-Bliley Act, the European Union Data Protection Directive, and any similar federal, state or foreign law and other laws regarding the disclosure of data, (ii) not violated its applicable privacy policies and (iii) taken commercially reasonable steps to protect and maintain the confidential nature of the personal information provided to any of the Company or any of the Company Subsidiaries in accordance with its applicable privacy policies

SECTION 3.22. Research, Development, Distribution, Marketing, Supply and Manufacturing Agreements. (a) Section 3.22(a) of the Company Disclosure Letter sets forth, as of the date hereof, a complete and accurate list of each material Contract to which the Company or any of the Company Subsidiaries is a party as of the date hereof and pursuant to which amounts of more than $100,000 in the aggregate over the life of such Contract have been or will be paid to any party other than the Company or any of the Company Subsidiaries, relating to research, trial, development, distribution, sale, supply, marketing, co-promotion or manufacturing by third parties of (i) products (including products under development) and services of the Company or any Company Subsidiary or (ii) products (including products under development) and services licensed by the Company or any Company Subsidiary (collectively, all such Contracts, the “Specified Contracts”). The Company has made available to Parent a complete and accurate copy of each Specified Contract and any notice delivered pursuant to or in connection with any Specified Contract. None of the Company, any of the Company Subsidiaries or, to the knowledge of the Company, any other party thereto is in material violation of or in material default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Specified Contract to which it is a party or by which it or any of its properties or other assets is bound.

(b) None of the Specified Contracts or any other Contract to which the Company or any of the Company Subsidiaries is a party (i) grants or obligates the Company or any Company Subsidiary to grant an exclusive right to any third party for the research, development, distribution, sale, supply, marketing, co-promotion or manufacturing of any product or Intellectual Property right, (ii) provides for the payment by the Company or any Company Subsidiary of any early termination fees in excess of $25,000 or (iii) requires or obligates the Company or any Company Subsidiary to purchase specified minimum amounts of any product or to perform or conduct research or development for the benefit of any person other than the Company or any Company Subsidiary.

SECTION 3.23. Relationships with Customers and Suppliers. (a) Between December 31, 2007 and the date hereof, no customer or supplier of the Company or any of the Company Subsidiaries that is material to the Company and the Company Subsidiaries, taken as a whole, has canceled or otherwise terminated, or provided written notice to the Company or any of the Company Subsidiaries of its intent to terminate its relationship with the Company or the applicable Company Subsidiary.

(b) Section 3.23(b) of the Company Disclosure Letter lists the top ten customers of the Company and the Company Subsidiaries, taken as a whole, for each of the years 2008 and 2007, and their respective contribution to the Company’s consolidated net revenues for those years. None of such customers has informed the Company or any Company Subsidiary that it intends to terminate its purchases from the Company and the Company Subsidiaries in 2009 or thereafter.

(c) Section 3.23(c) of the Company Disclosure Letter lists the top ten suppliers of the Company and the Company Subsidiaries, taken as a whole, for each of the years 2008 and 2007, and their respective contribution to the Company’s and the Company Subsidiaries’ products manufactured for those years. None of such suppliers has informed the Company or any Company Subsidiary that it intends to decrease or terminate its manufacture of products for the Company and the Company Subsidiaries in 2009 or thereafter.

SECTION 3.24. Affiliate Transactions: Insider Interests. (a) Except as disclosed in the Filed Company SEC Documents, since December 31, 2006, there are and have been no transactions, arrangements, understandings or Contracts between the Company or any of the Company Subsidiaries, on the one hand, and (i) affiliates of the Company or any Company Subsidiary (other than its wholly-owned Company Subsidiaries) or (ii) persons with whom such transaction, arrangement, understanding or Contract would be required to be disclosed under Item 404 of Regulation S-K of the SEC, in each case, on the other hand.

(b) To the knowledge of the Company, no officer or director of the Company or any of the Company Subsidiaries has any material interest in any material property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any of the Company Subsidiaries.

SECTION 3.25. Dividends and Distributions.

(a) Hifn (Hangzhou) Information Technologies Co. Ltd. (“WFOE”) has paid no dividends to the Company and there are no dividends currently payable by WFOE to the Company.

(b) All contractual and other payments by Ansai may under the current Laws of the PRC be made to WFOE and no such payments will be subject to withholding Taxes under the Laws of the PRC and are otherwise free and clear of any withholding Tax in the PRC, and without the necessity of obtaining any Governmental Order in the PRC all according to PRC Law promulgated prior to the execution of this Agreement.

SECTION 3.26. Structure Agreements.

(a) Section 3.26(a) of the Company Disclosure Letter sets forth all of the Structure Agreements, which constitute all of the Contracts enabling the Company to control and consolidate Ansai with its financial statements. Each of the Company and each of the Company Subsidiaries has the legal right, power and authority (corporate and other) to enter into and perform its obligations under each of the Structure Agreements to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each of the Structure Agreements to which it is a party; and each of the Structure Agreements to which each of the Company and any of the Company Subsidiaries, as applicable, is a party constitutes a valid and legally binding obligation of each of them enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Each of the Structure Agreements has been executed and delivered by the parties named therein; and each of the Structure Agreements constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms, subject as to enforceability to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c) Each of the Structure Agreements is in proper legal form under the Laws of the PRC for the enforcement thereof against each of the parties thereto in the PRC without further action by any of them; and to ensure the legality, validity, enforceability or admissibility in evidence of each of the Structure Agreements in the PRC, it is not necessary that any such document be filed or recorded with any court or other authority in the PRC or that any stamp or similar tax be paid on or in respect of any of the Structure Agreements.

(d) The execution and delivery by each of the Company and each of the Company Subsidiaries, if applicable, of, and the performance by each of them of its respective obligations under, each of the Structure Agreements to which it is a party and the consummation by them of the transactions contemplated therein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the Company or any of the Company Subsidiaries, as applicable, is bound or to which any of their properties or assets is bound or subject, except where any such conflict, breach, violation or default would not be material to the Company and its subsidiaries taken as a whole.

(e) The execution and delivery by each party named in each of the Structure Agreements, and the performance by such party of its obligations under such agreement and the consummation by it of the transactions contemplated therein will not: (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it is a party or by which it is bound or to which any of the properties or assets of its is bound or subject; or (B) result in any violation of or penalty under any Laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, notices or other legislation of the PRC.

(f) All consents, approvals, authorizations, orders, registrations and qualifications required in connection with the Structure Agreements have been made or unconditionally obtained in writing, and no such consent, approval, authorization, order, registration or qualification has been withdrawn or is subject to any condition precedent which has not been fulfilled or performed.

SECTION 3.27. Certain Business Practices; Export Compliance. (a) None of the Company or any of the Company Subsidiaries, and to the knowledge of the Company, no director, officer, other employee or agent of any of the Company or any of the Company Subsidiaries, has violated or operated in noncompliance with any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and, to the knowledge of the Company, none of the Company or any of the Company Subsidiaries and no such director, officer, other employee or agent has: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns. The Company and each of the Company Subsidiaries has established reasonable internal controls and procedures to ensure compliance with the FCPA.

(b) The Company and each of the Company Subsidiaries have at all times been in compliance with all Laws, including the Export Administration Regulations (15 C.F.R. §§ 730-774), the International Traffic in Arms Regulations (22 C.F.R. §§ 120-130), the Foreign Assets Control Regulations (31 C.F.R. §§ 500-598) and the Customs Regulations (19 C.F.R. §§ 1-357), relating to: (i) the export or transfer of commodities, software, technical data and technology, from the United States to any other country; (ii) the re-export or transfer of commodities, software, technical data and technology from any country outside the United States to any other country outside the United States; (iii) the release of software, technology or technical data to any non-U.S. national within or outside the United States; (iv) the importation into the United States of any products, merchandise, technology or software; (v) the provision of services to persons outside the United States or to non-U.S. persons within the United States; and (vi) the receipt or acquisition of services by persons located outside the United States, or by non-U.S. nationals within the United States. Without limiting the foregoing, there are no pending or, to the knowledge of the Company, threatened Actions against the Company or any of the Company Subsidiaries with respect to the Company’s or such Company Subsidiary’s import, export or re-export transactions.

(c) Section 3.27(c) of the Company Disclosure Letter lists each Contract that provides the Company with or is related to the Company’s direct or indirect control over Hangzhou Ansai Information Technology Co., Ltd. (“Ansai”). Ansai has followed, in all material respects, all instructions given to Ansai by the Company or any of the Company Subsidiaries (other than Ansai), has not deviated in any material respect from such instructions, and has not taken any material affirmative actions or omissions without authorization from the Company or any of the Company Subsidiaries (other than Ansai). Ansai does not conduct and has never conducted or operated any business, had any sales or revenues or incurred any material liabilities and, other than the Contracts listed in Section 3.27(c) of the Company Disclosure Letter, is not a party to any Contract.

SECTION 3.28. Insurance. The Company has made available to Parent prior to the execution of this Agreement true and complete copies of all policies of insurance maintained by the Company or any Company Subsidiary, or summaries of the material terms of such policies. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, except questioned, denied or disputed claims the failure to provide coverage for which would not individually or in the aggregate be material to the Company.

SECTION 3.29. No State Assets. None of the assets of the Company or any of the Company Subsidiaries constitute state-owned assets and, inasmuch, are not required to undergo any form of valuation under applicable Law in the PRC governing the transfer of state-owned assets prior to the consummation of the transactions contemplated herein.

SECTION 3.30. Rule 14d-10 Matters. The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Employment Letter Agreements, the Company Benefit Plans and the 401(k) Plan (collectively, the “Arrangements”), to certain holders of Company Common Stock and other securities of the Company (the “Covered Securityholders”). All such amounts payable under the Arrangements (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Covered Securityholder. The Compensation Committee of the Company Board (the “Company Compensation Committee”) (A) at a meeting duly called and held at which all members of the Company Compensation Committee were present, duly and unanimously adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (1) each Employment Letter Agreement, (2) the treatment of the Company Stock Options, Company RSU Awards and Company Restricted Shares in accordance with the terms set forth in this Agreement, (3) the terms of Sections 6.04, 6.05, 6.06 and 6.07 of this Agreement and (4) each Change in Control Arrangement that is set forth in Section 3.30 of the Company Disclosure Letter (the “Existing Change in Control Agreements”), which resolutions have not been rescinded, modified or withdrawn in any way and (B) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. Each member of the Compensation Committee of the Company Board is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act. The Existing Change in Control Agreements are the only Change in Control Arrangements between the Company (or its subsidiaries) and any stockholder of the Company.

SECTION 3.31. Government Contracts.

(a) Neither the Company nor any of the Company Subsidiaries are currently in, and the execution and delivery of this Agreement by the Company and the consummation of the Transactions by the Company will not result in, any material violation, breach or default of any term or provision or trigger automatic or optional termination of (i) any material Contract with any Governmental Entity, (ii) any material subcontract issued at any tier under a prime contract with any Governmental Entity, or (iii) any material bid, proposal, offer or quotation relating to a Contract with any Governmental Entity or a material subcontract issued under a material Contract with any Governmental Entity. Neither the Company nor any of the Company Subsidiaries are in any material violation, breach or default of any provision of any federal order, statute, rule or regulation (including the Federal Acquisition Regulation (“FAR”), agency supplements to the FAR, the Arms Export Control Act (22 U.S.C. 277 et seq.), and agency export regulations) or any similar state or federal Law governing any material Contract, subcontract, bid, or proposal with any Governmental Entity, as applicable. None of the Company or any of the Company Subsidiaries has received a cure notice, a show cause notice or a stop work notice, nor has the Company or any of the Company Subsidiaries been threatened with termination for default under any material Contract or subcontract with any Governmental Entity. To the knowledge of the Company, no request for equitable adjustment by any of its vendors, suppliers or subcontractors against it or any of the Company Subsidiaries relating to material Contracts or subcontracts involving any Governmental Entity exists.

(b) There is not pending, and neither the Company nor any of the Company Subsidiaries has received written notice of, any material claim by a Governmental Entity against the Company or any of the Company Subsidiaries for any of the following: (i) defective pricing, (ii) FAR and/or CAS noncompliance, (iii) fraud, (iv) false claims or false statements, (v) unallowable costs as defined in the FAR at Part 31, including those that may be included in indirect cost claims for prior years that have not yet been finally agreed to by the Governmental Entity, or (vi) any other monetary claims relating to the performance or administration by the Company or any Company Subsidiary of material Contracts or subcontracts for any Governmental Entity.

(c) Neither the Company nor any of the Company Subsidiaries has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity in connection with the conduct of its business; no such suspension or debarment has been initiated or, to the knowledge of the Company, threatened. To the knowledge of the Company, there is no ongoing investigation, audit, prosecution, civil or administrative proceeding or settlement negotiation by any Governmental Entity relating to the material Contracts or subcontracts with any Governmental Entity or the violation of any federal, state or local order, statute, rule, or regulation relating to material Contracts with any Governmental Entity, subcontracts, or export controls.

(d) No Governmental Entity has any rights with respect to any technical data or computer software that are material to the business of the Company and the Company Subsidiaries.

(e) The Company and the Company Subsidiaries and their officers, directors, managers and employees collectively hold all security clearances necessary for the operation of their business as presently conducted in all material respects.

ARTICLE IV

Representations and Warranties of Parent and Sub

Parent and Sub represent and warrant to the Company that:

SECTION 4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and could not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Sub is duly qualified to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or could reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company true and complete copies of the Amended and Restated Certificate of Incorporation of Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Amended and Restated Bylaws of Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”), and the comparable charter and organizational documents of Sub as amended through and in effect as of the date of this Agreement.

SECTION 4.02. Interim Operations of Sub. Since its date of incorporation, Sub has not carried on any business or conducted any operations other than the commencement of the Offer, the execution of the Transaction Agreements, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

SECTION 4.03. Capital Structure. (a) The authorized capital stock of Parent consists of 100,000,000 shares of common stock, par value $0.0001 per share (“Parent Common Stock”), and 2,250,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”; the Parent Common Stock and Parent Preferred Stock, collectively, the “Parent Capital Stock”). At the close of business on February 17, 2009, (i) 42,956,244 shares of Parent Common Stock and no shares of Parent Preferred Stock were issued and outstanding, (ii) 19,924,369 shares of Parent Common Stock were held by Parent in its treasury, and (iii) options to purchase a total of 10,753,298 shares of Parent Common Stock were outstanding (which amount also includes warrants to purchase 308,406 shares of Parent Common Stock). Except as set forth in the preceding sentence, there are no equity securities of any class of Parent or any securities exchangeable or convertible into or exercisable for such equity securities issued, reserved for issuance or outstanding.

(b) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 100 shares have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.

SECTION 4.04. Authority; Execution and Delivery; Enforceability. (a) Each of Parent and Sub has all requisite corporate power and authority to execute and deliver the Transaction Agreements and, subject to the adoption of this Agreement by Parent as sole stockholder of Sub, to consummate the Transactions. The execution, delivery and performance by each of Parent and Sub of each Transaction Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the adoption of this Agreement by Parent as sole stockholder of Sub. Parent shall adopt this Agreement, as the sole stockholder of Sub, immediately after the execution of this Agreement. Each of Parent and Sub has duly executed and delivered each Transaction Agreement, and each Transaction Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to rights of creditors generally and (ii) rules of law and equity governing specific performance, injunctive relief and other equitable remedies).

(b) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, duly adopted resolutions approving this Agreement and the other Transaction Agreements, the Merger, the Offer, the Share Issuance and the other Transactions.

SECTION 4.05. No Conflicts; Consents. (a) The execution, delivery and performance by each of Parent and Sub of each Transaction Agreement, do not, and the consummation of the Offer, the Merger, the Share Issuance and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any provision of (i) the Parent Charter, the Parent Bylaws, and the certificate of incorporation or bylaws of Sub, (ii) any material Contract to which Parent or Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to Parent or Sub or their respective properties or assets, other than, in the case of clause (ii) any Contract that is not material to Parent and its subsidiaries taken as a whole, or in the case of clause (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

(b) No material Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub in connection with the execution, delivery and performance of any Transaction Agreement or the consummation of the Transactions, other than (i) (A) compliance with and filings under the HSR Act, and (B) compliance with any mandatory pre-merger notification and approval requirements under any Foreign Antitrust Laws, (ii) the filing with the SEC of (A) the Offer Documents, the Merger Form S-4 and the Proxy Statement and (B) such reports under

Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction Agreements, the Offer, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iv) such other items that, individually or in the aggregate, have not had and could not reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.06. SEC Documents. (a) Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since December 31, 2007 (such documents, together with any documents filed during such period by the Company with the SEC on a voluntarily basis on Form 8-K or otherwise, the “Parent SEC Documents”).

(b) As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Documents (the “Parent Financials”), including any Parent SEC Documents filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC at the time of filing with respect thereto, (ii) was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (iii) fairly presented the consolidated financial position of Parent and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments). The balance sheet of Parent contained in Parent’s Form 10-Q filed with the SEC on February 6, 2009 is hereinafter referred to as the “Parent Balance Sheet.” Except as disclosed in the Parent Financials (including the Parent Balance Sheet), neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and its subsidiaries taken as a whole, except liabilities incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices, which would not, individually or in the aggregate, reasonably be expected to be material to the business, results of operations or financial condition of Parent and its subsidiaries, taken as a whole.

(d) Parent is in compliance in all material respects with the applicable listing requirements and corporate governance rules and regulations of NASDAQ.

SECTION 4.07. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9, the Information Statement or the Merger Form S-4 will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, at the time it is first published, sent or given to the Company’s stockholders or (other than in the case of Merger Form S-4) at the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

SECTION 4.08. Brokers. No broker, investment banker, financial advisor or other person, other than Deutsche Bank Securities Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.

SECTION 4.09. No Vote Required. No vote of the stockholders of Parent is required by Law, the Parent Charter or the Parent Bylaws in order for Parent and Sub to consummate the Share Issuance or the Merger.

SECTION 4.10. Capital Resources. Parent has, and at the Acceptance Time and the Effective Time will continue to have, sufficient funds to consummate the Offer and the Merger on the terms contemplated by this Agreement.

SECTION 4.11. Absence of Certain Changes or Events. (a) Since the date of the Parent Balance Sheet, there has not been any Parent Material Adverse Effect.

(b) Since the date of the Parent Balance Sheet through the date of this Agreement, Parent and its subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practices and there has not been (i) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (ii) any material revaluation by Parent, including writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business, of any assets that, in the aggregate, would be material to Parent and its subsidiaries taken as a whole.

SECTION 4.12. Litigation. Except as set forth in the Parent SEC Documents, there is no Action pending, or as to which Parent or any of its subsidiaries has received any notice of assertion nor, to Parent’s knowledge, is there a threatened Action against Parent or any of its subsidiaries, which in either case, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE V

Covenants Relating to Conduct of Business

SECTION 5.01. Conduct of Business. (a) From the date of this Agreement to the Effective Time the Company shall, and shall cause each of its subsidiaries to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use its best efforts to preserve intact its current business organization, pay its debts and Taxes when due, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Letter and in conformity therewith, the Company shall not, and shall not permit any subsidiary of the Company to, directly or indirectly, do any of the following without the prior written consent of Parent:

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any subsidiary of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement that are disclosed on Section 3.03 of the Company Disclosure Letter, in accordance with their present terms;

(iii) amend its certificate of incorporation, bylaws or other comparable charter or organizational documents;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business or any corporation, partnership, joint venture, association or other business organization or entity or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole;

(v) (A) grant to any employee, officer or director of the Company or any of its subsidiaries any increase in compensation, except to the extent required under employment Contracts in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) grant to any employee, officer or director of the Company or any of its subsidiaries any increase in severance or termination pay, except to the extent required under any Contract in effect as of the date of the most recent audited financial statements included in or described in the Filed Company SEC Documents, (C) enter into any employment, consulting, indemnification, severance, retention, change in control, or termination agreement with any employee, independent contractor, officer or director of the Company or any of its subsidiaries, (D) establish, adopt, enter into or amend in any material respect any collective bargaining agreement or Company Benefit Plan; (E) grant or amend any awards under any Company Benefit Plan (including the grant of any equity or equity-based or related compensation) or remove or modify existing restrictions in any Company Benefit Plan or awards made thereunder, except for awards to new below vice president level hires in the ordinary course of business consistent with past practice including to those to whom Company currently has offer letters outstanding, provided, that the amount of shares of Company Common Stock that would be subject to such equity or equity based awards shall not exceed 15,000 shares of Company Common Stock per month or 50,000 shares of Company Common Stock in the aggregate for all such awards and in any such case shall otherwise be on the terms described in Section 5.01(a)(v)(E) of the Company Disclosure Letter or (F) take any action to accelerate any rights or benefits, or make any material determinations not in the ordinary course of business consistent with prior practice, under any collective bargaining agreement or Company Benefit Plan;

(vi) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may be required by a change in GAAP after consultation with and receipt of advice from the Company’s independent auditors;

(vii) sell (other than to customers in the ordinary course of business consistent with past practice), lease (as lessor), license or otherwise dispose of or subject to any Lien any properties or assets that are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole;

(viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term trade payables incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

(ix) make or agree to make any new capital expenditure or capital expenditures that in the aggregate are in excess of $250,000;

(x) with respect to the Company and each of its subsidiaries (A) make, change or rescind any Tax election or settle or compromise any Tax liability or refund, (B) change any Tax accounting period or method or file any amended Tax Return, (C) surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitations period for the assessment of Taxes, (D) take any action outside the ordinary course of business if taking such action would affect the Tax liability of the Company or any of its subsidiaries after the Closing Date, or (E) change the Tax residency of the Company or any of its subsidiaries;

(xi) sell, transfer, assign, license, encumber or otherwise dispose of to any third party any Company Owned IP (including pursuant to a sale-leaseback transaction or securitization), or otherwise amend, modify or waive any rights to, any Company Owned IP;

(xii) change its cash management policies, including accelerating the collection of accounts receivable or deferring the payment of accounts payable;

(xiii) (A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (i) the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred in the ordinary course of business consistent with past practice or (ii) the payment, discharge or satisfaction of liabilities in connection with the transactions contemplated by this Agreement, (B) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value, (C) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any of its subsidiaries is a party or (D) settle any Action requiring payments in excess of $50,000 or that would in any manner restrict the operation of the business of the Company or any of its subsidiaries;

(xiv) (A) make any increase in staffing levels at the Company’s headquarters over those in effect on the date hereof (other than as contemplated in any outstanding offer letters that are in existence prior to the date hereof and copies of which have been provided to Parent prior to the date hereof) or (B) make any increase in staffing levels outside the Company’s headquarters with respect to the Company or any of its subsidiaries other than in the ordinary course of business consistent with past practice;

(xv) enter into a new line of business or make any material change in the line of business in which it engages as of the date of this Agreement;

(xvi) (A) amend, modify, waive, renew or terminate any Company Material Contact or any provision thereof, (B) enter into, amend, modify, waive, renew or terminate any Contract with any affiliate of the Company or a subsidiary of the Company or (C) enter into any Contract that (x) if entered into prior to the date hereof, would constitute a Company Material Contract, (y) would be required to be filed as an Exhibit to Forms 10-K, 10-Q or 8-K under the Exchange Act or (z) would represent a Contract with the Company or a subsidiary of the Company with an annual dollar amount received or paid in excess of $50,000 or an aggregate dollar amount of $300,000; or

(xvii) authorize any of, or commit or agree to take any of, the foregoing actions.

(b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in any Transaction Agreement to which it is a party that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect, (iii) any covenant of such party set forth in any Transaction Agreement failing to be performed or (iv) any of the Offer Conditions, or any condition to the Merger set forth in Article VII, not being satisfied.

(c) Advice of Changes. The Company and Parent shall promptly advise the other orally and in writing of (i) the occurrence of any event described in Section 5.01(b) or (ii) any change or event that has or could reasonably be expected to have a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; provided, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company shall, to the extent permitted by Law, promptly provide Parent and Sub with copies of all filings made by the Company with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(d) Certain Tax Actions.

(i) During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries to, (A) timely file all Tax Returns (“Post-Signing Returns”) required to be filed by or on behalf of each such entity and timely pay all Taxes due and payable in respect of such Post-Signing Returns; (B) submit any Post-Signing Returns that are to be filed after the date of this Agreement to Parent for review and approval prior to filing; provided, however, that any such review shall not delay the filing of such returns; (C) not take any position on such Post-Signing Returns that is inconsistent with past custom and practice unless required by GAAP or applicable Law; (D) accrue a reserve in the books and records and financial statements of any such entity at such times and in such amounts as are in accordance with past practice for all Taxes payable by such entity for which no Post-Signing Return is due prior to the Effective Time; (E) promptly notify Parent of any Tax-related suit, claim, action, investigation, proceeding or audit (collectively, “Tax Actions”) that is or becomes pending against or with respect to the Company or any of its subsidiaries and not settle or compromise any such Tax Action without Parent’s consent (which consent shall not be unreasonably withheld or delayed); and (F) cause all existing Tax sharing agreements, Tax indemnity obligations and similar agreements, arrangements or practices (“Tax-Related Agreements”) with respect to Taxes to which the Company or any of its subsidiaries is or may be a party or by which the Company or any of its subsidiaries is or may otherwise be bound (other than Tax-Related Agreements between or among the Company and its subsidiaries) to be terminated as of the Closing Date so that after such date neither the Company nor any of its subsidiaries shall have any further rights or liabilities thereunder.

(ii) The Company shall deliver to Parent at or prior to the Closing a certificate, in form and substance satisfactory to Parent, duly executed and acknowledged, certifying that the payment of the Merger Consideration and any payments made in respect of the Company Common Stock or the Appraisal Shares pursuant to the terms of this Agreement are exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(iii) The parties shall cooperate with each other and provide each other with all information as is reasonably necessary for the parties to satisfy the reporting obligations under Section 6043A of the Code.

SECTION 5.02. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of its subsidiaries to, nor shall it authorize or permit any officer or director of, or any investment banker, attorney, accountant or other advisor or representative, nor shall it authorize or knowingly permit any non-officer employee (such officers, directors, employees, subsidiaries, investment bankers, attorneys, accountants or other advisors or representatives, collectively, “Representatives”) of, the Company or any of its subsidiaries to, directly or indirectly (i) solicit, initiate or knowingly encourage the submission of, any Company Takeover Proposal, or take any other action to enable or knowingly facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Company Takeover Proposal, (ii) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or similar Contract (each an “Acquisition Agreement”) with respect to any Company Takeover Proposal or (iii) enter into, participate in or continue any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or otherwise cooperate in any way with, any Company Takeover Proposal. The Company shall, and shall cause its Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, and immediately after the date hereof shall request the prompt return or destruction of all confidential information previously furnished to such person(s) within the last twelve months for the purpose of evaluating a possible Company Takeover Proposal. Notwithstanding the foregoing, at any time prior to the Acceptance Time, if the Company Board receives a bona fide written Company Takeover Proposal after the date hereof that (I) a majority of the directors of the Company Board reasonably determines in their good faith judgment (after consultation with and receipt of the advice from outside legal counsel and a financial advisor of nationally recognized reputation (it being stipulated that RBC is such a financial advisor)) constitutes or would reasonably be expected to result in a Superior Company Proposal, (II) a majority of the directors of the Company Board reasonably determines in their good faith judgment, after consultation with and receipt of the advice from outside legal counsel, that the failure to take the actions specified in the following clauses (x) and/or (y) of this sentence with respect to such Company Takeover Proposal would reasonably be expected to result in a breach of their fiduciary duties to the stockholders of the Company under Delaware Law, and (III) was not solicited by the Company or its Representatives in violation of this Section 5.02(a), then subject to providing 48 hours prior written notice of its decision to take such action to Parent and compliance with Section 5.02(c), the Company Board may (x) furnish non-public information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to a confidentiality agreement not less restrictive of the other party in any material respect than the Confidentiality Agreement (provided that any information provided to such person shall have previously been provided to Parent or shall be provided to Parent prior to or at the same time as it is provided to such person, and provided further that such confidentiality agreement shall not prohibit the Company from complying with this Section 5.02 or this Agreement or include any provision calling for an exclusive right to negotiate with the Company, the Company Board or their Representatives) and (y) participate in discussions or negotiations with such person and its Representatives regarding any Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative or affiliate of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 5.02(a) by the Company.

(b) Neither the Company Board nor any committee thereof shall (i)(A) withdraw, change, qualify or modify (or change its approval or recommendation to a “neutral” position), in a manner adverse to Parent or Sub or propose publicly to withdraw, change, qualify or modify (or change its approval or recommendation to a “neutral” position), in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement, the Offer or the Merger, or fail to recommend to the Company’s stockholders that they accept the Offer and tender their Shares pursuant to the Offer and that the Company’s stockholders give the Company Stockholder Approval or fail to include such recommendations in the Schedule 14D-9 or the Proxy Statement, or resolve to do any of the foregoing or (B) approve, endorse or recommend (or take a “neutral” position or no position with respect to), or propose publicly to approve, endorse or recommend (or take a “neutral” position or no position with respect to), any Company Takeover Proposal, or resolve to do any of the foregoing (any of the actions or events described in clause (i), an “Adverse Recommendation Change”) or (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or execute or enter into any Acquisition Agreement relating to a Company Takeover Proposal or resolve to do any of the foregoing. Notwithstanding the foregoing, and only at a time prior to the Acceptance Time, the Company may (x) make an Adverse Recommendation Change in response to an Intervening Event, (y) make an Adverse Recommendation Change in response to a Superior Company Proposal or (z) terminate this Agreement in response to a Superior Company Proposal in order to enter into a definitive agreement providing for such Superior Company Proposal, but in each case only if: (1) the Company Board has received a Superior Company Proposal that did not result, directly or indirectly or proximately, from a breach of Section 5.02 (in the case of the preceding clause (y) or clause (z)), or an Intervening Event has occurred (in the case of the preceding clause (x)); (2) in light of such Superior Company Proposal (in the case of the preceding clause (y) or clause (z)) or such Intervening Event (in the case of the preceding clause (x)), as the case may be, a majority of the directors of the Company Board shall have reasonably determined in their good faith judgment, after consultation with and receipt of the advice from outside legal counsel and consultation with and receipt of financial or valuation advice from a financial advisor of nationally recognized reputation, that failure to make an Adverse Recommendation Change (in the case of the preceding clause (y)) or to terminate this Agreement (in the case of the preceding clause (z)) or to make an Adverse Recommendation Change (in the case of the preceding clause (x)) would reasonably be expected to result in a breach of their fiduciary duties to the stockholders of the Company under Delaware Law (any such determination, a “Withdrawal Determination”); (3) the Company has notified Parent in writing that it has made a Withdrawal Determination (any such notice, a “Triggering Notice”) (which Triggering Notice shall not be deemed to be, in and of itself, an Adverse Recommendation Change) and provided Parent a copy of the documents and/or agreements providing for the Superior Company Proposal (including any other documents or agreements referred to in or to be entered into in connection with the Superior Company Proposal) or described the Intervening Event in reasonable detail, as the case may be; (4) at least five business days shall have passed following receipt by Parent of the Triggering Notice (such time period, the “Notice Period”), and during the Notice Period, if requested by Parent, the Company shall have negotiated in good faith with Parent to permit Parent to make a proposal or to amend the terms of the Transactions or this Agreement; (5) at the end of the Notice Period, and taking into account any proposals (including any proposal to amend the terms of the Transactions or this Agreement) made by Parent since receipt of the Triggering Notice (a “Parent Proposal”) (which Parent Proposal shall be binding upon Parent and the Company if accepted by the Company), such Superior Company Proposal remains a Superior Company Proposal and the Company Board has again made a Withdrawal Determination in response to such Superior Company Proposal or such Intervening Event is continuing and the Company Board has again made a Withdrawal Determination in response to such Intervening Event (it being understood and agreed that if, in light of any Parent Proposal, the Company Board is no longer able to make a Withdrawal Determination with respect to such Superior Company Proposal or Intervening Event, then the Company shall immediately enter into an amendment to this Agreement with Parent and Sub that embodies the terms of such Parent Proposal); (6) the Company is in compliance in all material respects with Section 5.02 with respect to such Superior Company Proposal (in the case of the preceding clause (y) or clause (z)) or such Intervening Event (in the case of the preceding clause (x)); and (7) the Company (i) has paid the Termination Fee to Parent pursuant to Section 6.08 and immediately after such termination enters into a definitive agreement providing for such Superior Company Proposal, in the case of a termination of this Agreement pursuant to the preceding clause (z) or (ii) has set aside, for immediate payment, the funds for the fee due under Section 6.08 in the case of an Adverse Recommendation Change pursuant to the preceding clause (x) or clause (y). The Company acknowledges and agrees that each successive modification to the financial terms or other material terms of a Company Takeover Proposal that is determined to be a Superior Company Proposal shall be deemed to constitute a new Superior Company Proposal, and any material change to the Intervening Event shall constitute a new Intervening Event, for purposes of the second sentence of Section 5.02(b) and shall require a new compliance with the second sentence of Section 5.02(b) (and, for the avoidance of doubt, shall require a new Notice Period).

(c) The Company shall promptly (but in no event more than 24 hours after receipt thereof) notify Parent in writing of any Company Takeover Proposal or any inquiry with respect to or that would reasonably be expected to lead to any Company Takeover Proposal, the identity of the person making any such Company Takeover Proposal or inquiry and the terms of any such Company Takeover Proposal or inquiry. The Company shall (i) keep Parent fully informed in all material respects of the status, including any change to the financial terms or other substantive change to the terms, of any such Company Takeover Proposal or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all drafts and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto), correspondence containing substantive information with respect to such Company Takeover Proposal and other substantive materials sent or provided to the Company from any third party in connection with any Company Takeover Proposal or sent or provided by the Company to any third party in connection with any Company Takeover Proposal (unless previously provided to Parent).

(d) Nothing contained in this Section 5.02 shall prohibit the Company from: (i) issuing a “stop-look-and listen communication” pursuant to Rule 14d-9(f) (it being understood that such a “stop-look-and listen communication” shall not be deemed the taking of a “neutral” position or taking no position) or taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act; or (ii) otherwise disclosing any information to its stockholders if, in the reasonable and good faith judgment of a majority of the directors of the Company Board, after consultation with and receipt of advise from outside legal counsel, failure to so disclose would reasonably be expected to result in a breach of its fiduciary duties to the stockholders of the Company under Delaware Law; provided, however, that in no event shall the Company, the Company Board or any committee thereof take, agree or resolve to take any action prohibited by Section 5.02(b).

(e) For purposes of this Agreement:

“Company Takeover Proposal” means any proposal or offer made by a third party (i) for a merger, consolidation, share exchange, business combination, dual listed structure, liquidation, dissolution, joint venture, recapitalization, reorganization or other similar transaction involving the Company, (ii) for the issuance by the Company of more than 15% of its voting equity securities as consideration for the assets or securities of another person, (iii) to acquire in any manner, directly or indirectly, more than 15% of the voting equity securities or assets or businesses that represent or constitute more than 15% of the revenues or assets of the Company and its subsidiaries taken as a whole or (iv) to lease, mortgage, pledge or otherwise transfer (including through any arrangement having substantially the same economic effect of a sale of assets) assets or businesses that represent or constitute more than 15% of the revenues or assets of the Company and its subsidiaries taken as a whole, in a single transaction or a series of transactions, in each case other than the Transactions.

“Superior Company Proposal” means any bona fide written proposal made by a third party to acquire more than 66- 2/3% of the voting equity securities of the Company, pursuant to a tender offer or exchange offer, a merger or a consolidation, (i) on terms which a majority of the directors of the Company Board reasonably determines in good faith, after consultation with and receipt of advice from outside counsel and a financial advisor of nationally recognized reputation, to be superior from a financial point of view to the holders of Company Common Stock than the Transactions, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by

Parent to amend the terms of the Transactions or this Agreement), (ii) that is not subject to any financing condition or financing contingency (and does not contain a reverse break-up fee payable, among other circumstances, in the event of any failure to obtain any financing which effectively limits the acquiring party’s liability in the event that financing is not obtained) or “due diligence” contingency and (iii) that is reasonably capable of being completed, taking into account all financial, regulatory, legal, timing and other aspects of such proposal.

“Intervening Event” means a material favorable change in the business of the Company and its subsidiaries taken as a whole, or a material adverse change in the business of Parent and its subsidiaries taken as a whole, arising after the date of this Agreement, which is (i) unknown to, nor reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement and (ii) becomes known to or by the Company Board prior to the Acceptance Time; provided, however, that in no event shall the receipt of a Company Takeover Proposal or Superior Company Proposal constitute an Intervening Event.

ARTICLE VI

Additional Agreements

SECTION 6.01. Preparation of the Merger Form S-4 and the Proxy Statement; Stockholders Meeting. (a) If the adoption of this Agreement by the Company’s stockholders is required by Law, the Company shall, as soon as practicable following the Acceptance Date or if later the expiration of any Subsequent Offering Period, prepare and file with the SEC the Proxy Statement in preliminary form and, if required by Law, Parent shall prepare and file with the SEC a post-effective amendment to the Form S-4 or, if required by Law, a new registration statement on Form S-4 (such post-effective amendment or new registration statement, the “Merger Form S-4”), in which the Proxy Statement will be included as a prospectus, and each of the Company and Parent shall use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Each of the Company and Parent shall use its best efforts to have the Merger Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Merger Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and under the Company Stock Plans and the Company shall furnish all information concerning the Company and the holders of the Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Plans as may be reasonably requested in connection with any such action. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or the Merger Form S-4 or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Merger Form S-4 or the Merger.

(b) If the adoption of this Agreement by the Company’s stockholders is required by Law, the Company shall, as soon as practicable following the Acceptance Date or if later the expiration of any Subsequent Offering Period, establish a record date (which will be as promptly as reasonably practicable following the expiration of the Offer) for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Merger Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval. The Company shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of adopting this Agreement and shall take all other action reasonably necessary or advisable to secure the Company Stockholder Approval.

(c) If prior to the Effective Time, any event occurs with respect to the Company or any of its subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement or the Merger Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Merger Form S-4, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Merger Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders and to Parent’s stockholders.

(d) If prior to the Effective Time, any event occurs with respect to Parent any of its subsidiaries, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement or the Merger Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Merger Form S-4, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Merger Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to the Company’s stockholders and to Parent’s stockholders.

SECTION 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each of its subsidiaries to, afford to Parent and to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, reasonable access during normal business hours during the period prior to the Effective Time to all its and its subsidiaries’ properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the U.S. federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. The Company shall, within two business days of request therefor, provide to Parent the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Company Common Stock would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 6.02 shall be subject to the Confidentiality and Nondisclosure

Agreement dated September 8, 2008 between the Company and Parent (the “Confidentiality Agreement”). No investigation under this Section  6.02 shall have any effect on any of the representations, warranties, covenants or agreements of the parties hereto.

SECTION 6.03. Reasonable Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Transaction Agreements. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Agreement, take all action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Transaction Agreements. In furtherance and not in limitation of the foregoing, if an HSR Filing is required by Law, each of Parent and the Company shall, as promptly as practicable after the date hereof (but in any event not later than the time the Offer shall have been commenced) file with the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) a Notification and Report Form pursuant to the HSR Act (the “HSR Filing”), and at the same time as making such HSR Filing shall request that the DOJ and the FTC grant “early termination” of the waiting period related to such HSR Filing and this Agreement and the Transactions.

(b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in any Transaction Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under the Transaction Agreements.

(c) Nothing in Section 6.03(a) shall require Parent to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of any material portion of the Company’s assets or limits on the Company’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in Section 6.03(a) shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Offer or the Merger relating to the HSR Act, Foreign Antitrust Laws or other antitrust, competition or premerger notification, or trade regulation law, regulation or order (“Antitrust Laws”) or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Antitrust Laws. Parent, after consultation with the Company, shall be entitled to control all contact and negotiations with any Governmental Entity concerning Antitrust Law matters relevant to the Offer and the Merger. Parent, after consultation with the Company, shall also be responsible for determining all aspects of strategy associated with obtaining any approvals, consents or waivers necessary to consummate the Offer and the Merger as required under any Antitrust Law. The Company agrees not to participate in any meeting(s) with any Governmental Entity in respect of any submission, notification or investigation under any Antitrust Law unless the Company consults with Parent in advance and, to the extent permitted by such Governmental Entity, gives Parent or Parent’s counsel a reasonable opportunity to attend and participate at such meeting(s).

SECTION 6.04. Company Stock Options and RSU Awards; ESPP. (a) As soon as practicable following the date of this Agreement and in all events prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

(i) terminate and cancel all outstanding Company Stock Options and Company RSU Awards effective as of the Effective Time and terminate the Company Stock Plans;

(ii) make such other changes to the Company Stock Plans as it deems appropriate to give effect to the Merger (subject to the approval of Parent, which shall not be unreasonably withheld);

(iii) ensure that the conversion pursuant to Section 2.01 of Company Capital Stock held by any director or officer of the Company will be eligible for exemption under Rule 16b-3(e); and

(iv) provide that the “offering period” in progress as of the date hereof under the ESPP shall be shortened in accordance with Section 19(c) of the ESPP (including the provision of notices to the ESPP participants as prescribed therein), that no new offering periods shall commence under the ESPP at any time on or after the date hereof, that no new participants shall be permitted to begin participating in the ESPP on or after the date hereof, that no current participants in the ESPP shall be permitted to increase their rate of contributions under the ESPP on or after the date hereof, and that the ESPP shall terminate prior to the Effective Time.

(b) In this Agreement:

“Company Stock Option” has the meaning set forth in Section 3.03.

“Company Stock Plans” means the Company’s 1996 Equity Incentive Plan and the Company’s 2001 Nonstatutory Stock Option Plan.

SECTION 6.05. Employee Matters; Benefit Plans. (a) The employees of the Company and its subsidiaries employed primarily in the United States who remain in the employment of the Surviving Corporation and its subsidiaries or who become employees of Parent or one of its subsidiaries (the “Continuing Employees”) shall receive employee benefits on substantially the same terms as benefits are provided to similarly situated employees of Parent and its subsidiaries for up to six (6) months after the Effective Time; provided that neither Parent nor the Surviving Corporation nor any of their subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; and provided further, that no plans or arrangements of the Company or any of its subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate.

(b) With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, subject to the terms of the applicable plan and any required approval of the applicable insurance provider, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company and its subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(c) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific person. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Parent or the Surviving Corporation to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Parent, the Company or the Surviving Corporation and nothing therein shall be construed as an amendment to any such plan, program, policy, arrangement, agreement or understanding for any purpose. Nothing in this Section 6.05 shall confer any rights or remedies of any kind or description upon any Continuing Employee or any other person other than Parent, the Company and their respective successors and assigns.

SECTION 6.06. Termination of 401(k) Plan. The Company will adopt, or will cause to be adopted, all necessary corporate resolutions to terminate each 401(k) Plan sponsored or maintained by the Company, effective as of no later than one day prior to the date on which the Company would be deemed an ERISA Affiliate of Parent and/or Sub (but such termination may be contingent upon the Closing). Immediately prior to such termination, the Company will make all necessary payments to fund the contributions: (i) necessary or required to maintain the tax-qualified status of the 401(k) Plan; (ii) for elective deferrals made pursuant to the 401(k) Plan for the period prior to termination; and (iii) for employer matching contributions (if any) for the period prior to termination. For this purpose, the term “401(k) Plan” means any plan intended to be qualified under Code Section 401(a) which includes a cash or deferred arrangement intended to qualify under Code Section 401(k). The Company shall provide Parent with a copy of resolutions duly adopted by the Company’s board of directors so terminating any such 401(k) Plan.

SECTION 6.07. Indemnification and Insurance. (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or bylaws or under any indemnification agreement executed prior to the date hereof and provided to Parent prior to the date hereof, as in effect on the date of this Agreement, shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years from the Effective Time, and Parent will cause and enable the Surviving Corporation to assume and honor such indemnification obligations and agreements.

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the annual premiums paid as of the date hereof by the Company for such insurance (such 250% amount, the “Maximum Premium”). If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance reasonably obtainable for an annual premium equal to the Maximum Premium. The Company represents to Parent that the Maximum Premium is $176,300. Notwithstanding the foregoing, in lieu of maintaining such current policies, Parent or the Company shall be entitled to purchase a “tail” directors’ and officers’ liability insurance policy with substantially the same coverage as described above.

SECTION 6.08. Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Offer, the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, provided that nothing in this Section 6.08(a) shall be construed to mean that the Company’s Transactions-related fees and expenses will be deducted from the consideration otherwise payable to the Company’s stockholders pursuant to the Offer and the Merger.

(b) The Company shall pay to Parent a fee of $2,200,000 (the “Termination Fee”) if: (i) Parent terminates this Agreement pursuant to Section 8.01(d); (ii) the Company terminates this Agreement pursuant to Section 8.01(f); or (iii) a Company Takeover Proposal has been made directly to the stockholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a Company Takeover Proposal and thereafter

(1)(A) this Agreement is terminated pursuant to Section 8.01(b)(i) and (B) within 12 months of such termination the Company or any of its subsidiaries enters into an Acquisition Agreement with respect to any Qualified Company Takeover Proposal or any Qualified Company Takeover Proposal is consummated, or (2)(A) this Agreement is terminated pursuant to Section 8.01(c) and (B) within 6 months of such termination the Company or any of its subsidiaries enters into an Acquisition Agreement with respect to any Qualified Company Takeover Proposal or any Qualified Company Takeover Proposal is consummated. Any fee due under this Section 6.08(b) shall be paid by wire transfer of same-day funds on the date of termination of this Agreement (except that in the case of termination pursuant to clause (iii) above such payment shall be made on the date of execution of such Acquisition Agreement or, if earlier, consummation of such transaction). The Company acknowledges that the agreements contained in this Section 6.08(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay the amounts due pursuant to this Section 6.08(b) as and when due, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amounts set forth in this Section 6.08(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys’ fees and expenses) in connection with such suit together with interest on the amounts set forth in this Section 6.08(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

(c) The Company acknowledges and agrees that in the event of a breach of Section 5.02, the payment of the Termination Fee shall not constitute the exclusive remedy available to Parent and Sub, and that Parent and Sub shall be entitled to the remedies set forth in Section 9.10, including injunction and specific performance, and all other remedies available at law or in equity to which Parent or Sub are entitled; provided, however, that Parent and Sub shall not be entitled to any consequential (including lost profits) or punitive damages as a result of any such breach unless such breach was a willful breach.

(d) If this Agreement is terminated by either Parent or the Company as provided in Section 8.01(b)(i), or by Parent as provided in Section 8.01(c), then the Company shall pay to Parent, forthwith upon demand by Parent, the Expenses incurred by Parent, up to $750,000 in the aggregate. “Expenses” means all out-of-pocket expenses (including fees and expenses payable to all banks, investment banking firms, other financial institutions, and other persons and their respective agents and counsel, for arranging or structuring the Transactions, and all fees of counsel, accountants, experts and consultants to Parent, and all printing and advertising expenses) actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons, and assumed by Parent in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring of the Transactions and any agreements relating thereto. If at the same time or after the Company has paid Expenses pursuant to this Section 6.08(d) the Company is obligated to pay the Termination Fee, the payment of Expenses shall reduce on a dollar for dollar basis the payment by the Company of the Termination Fee.

(e) “Qualified Company Takeover Proposal” means any proposal or offer made by a third party (i) for a merger, consolidation, share exchange, business combination, dual listed structure, liquidation, dissolution, joint venture, recapitalization, reorganization or other similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction shall not hold securities representing 50% or more of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity), (ii) for the issuance by the Company of 50% or more of its voting equity securities as consideration for the assets or securities of another person, (iii) to acquire in any manner, directly or indirectly, 50% or more of the voting equity securities or assets or businesses that represent or constitute 50% or more of the revenues or assets of the Company and its subsidiaries taken as a whole or (iv) to lease, mortgage, pledge or otherwise transfer (including through any arrangement having substantially the same economic effect of a sale of assets) assets or businesses that represent or constitute 50% or more of the revenues or assets of the Company and its subsidiaries taken as a whole, in a single transaction or a series of transactions.

SECTION 6.09. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 6.10. Transfer Restrictions. The Company agrees, with respect to each stockholder that is a party to any Tender and Voting Agreement, that if any such stockholder attempts to Transfer (as defined in the Tender and Voting Agreement), vote or provide any other person with the authority to vote any of the shares of Company Common Stock owned by such stockholder other than in compliance with the Tender and Voting Agreement, the Company shall not (a) permit any such Transfer on the Company’s books and records, (b) issue a new certificate representing any of the shares of Company Common Stock or permit any book entries for any such Transfer with respect to any shares of Company Common Stock that are in uncertificated form or (c) record such vote, in each case, unless and until Stockholder shall have complied with the terms of the Tender and Voting Agreement.

SECTION 6.11. Stock Exchange Listing. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Offer and the Merger to be approved for listing on The NASDAQ Stock Market LLC (“NASDAQ”), subject to official notice of issuance, prior to the Closing Date.

SECTION 6.12. Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any Transaction, and no such settlement shall be agreed to without Parent’s prior written consent.

SECTION 6.13. Rule 14d-10 Matters. Notwithstanding anything in this Agreement to the contrary, the Company and its subsidiaries will not, after the date hereof, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any former, current or future director, officer, employee, consultant, advisor or independent contractor of the Company or any of its subsidiaries (or any person who would have assumed such role or performed such duties but for a requirement to refrain from assuming such role or performing such duties in such plan, program, agreement or arrangement) unless, prior to such entry into, establishment, amendment or modification, the Company Compensation Committee (each member of which is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act) shall have taken all such steps as may be necessary to (i) approve as an Employment Compensation Arrangement each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement, arrangement, understanding, payment or benefit.

ARTICLE VII

Conditions Precedent

SECTION 7.01. Conditions to Each Party’s Obligation To Effect The Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. If required by Law, the Company shall have obtained the Company Stockholder Approval.

(b) Listing. The shares of Parent Company Stock issuable to the Company’s stockholders pursuant to this Agreement and under the Company Stock Plans shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(c) Antitrust. The waiting period (and any extension thereof) applicable, if any, to the Merger under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the Merger or could reasonably be expected to have a Parent Material Adverse Effect, shall have been obtained or made.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, each of the parties shall have used its reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(e) Merger Form S-4. If required by Law, the Merger Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(f) Exchange of Shares. Sub shall have previously accepted for exchange and exchanged shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

(a) by mutual written consent of Parent, Sub and the Company; or

(b) by either Parent or the Company:

(i) If the Offer shall have expired in accordance with the terms of this Agreement without Sub having accepted for exchange any Shares or the Acceptance Time does not occur on or before the date that is six months after the date hereof (the “Outside Date”); provided, however, that if the Offer Conditions set forth in clause (2) of the first paragraph and in lettered paragraphs (a) and (b) shall not be satisfied by the Outside Date but all other Offer Conditions shall be satisfied by the Outside Date, then the Outside Date shall be extended to the date that is nine months after the date hereof (and such date shall then be deemed the “Outside Date”); and, provided, further that no party shall be permitted to terminate this Agreement pursuant to this Section 8.01(b)(i) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the primary reason that the Acceptance Time shall not have occurred on or before the Outside Date; or

(ii) if any Governmental Entity issues an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

(c) by Parent, prior to the Acceptance Time, if the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to the failure of any of the Offer Conditions set forth in lettered paragraphs (d) or (e) of Exhibit A and (ii) cannot be or has not been cured within 20 days (or, if earlier, the Outside Date) after the giving of written notice to the Company of such breach (provided that Parent is not then in material breach of any representation, warranty or covenant contained in any Transaction Agreement); or

(d) by Parent:

(i) if (A) an Adverse Recommendation Change shall have occurred, (B) the Company Board or any committee thereof fails to recommend to the Company’s stockholders that they accept the Offer and include such recommendation in the Schedule 14D-9 and/or give the Company Stockholder Approval and include such recommendation in the Proxy Statement or (C) the Company Board fails to publicly reaffirm its recommendation of this Agreement, the Offer, the Merger or the other Transactions (x) within 5 business days of receipt of a written request by Parent to provide such reaffirmation or (y) if the Outside Date is less than 5 business days from the receipt of such request by Parent, by the close of business on the business day immediately preceding the Outside Date; or

(ii) if the Company or any of its Representatives breaches in any material respect the terms or provisions of Section 5.02, and such breach has more than a deminimus effect on Parent or Sub; or

(e) by the Company, prior to the Acceptance Time, if Parent breaches or fails to perform in any material respect of any of its representations, warranties or covenants contained in any Transaction Agreement, which breach or failure to perform (i) would give rise to a material breach of Section 4.04 or would give rise to a breach of any of the other representations or warranties of Parent that would result in a Parent Material Adverse Effect or would give rise to a material breach of any covenants or agreements of Parent and (ii) cannot be or has not been cured within 20 days (or, if earlier, the Outside Date) after the giving of written notice to Parent of such breach (provided that the Company is not then in material breach of any representation, warranty or covenant in any Transaction Agreement); or

(f) by the Company, prior to the occurrence of the Acceptance Time, in accordance with and pursuant to clause (z) of the second sentence of Section  5.02(b).

SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith terminate and become void and have no further force or effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 6.08, this Section 8.02 and Article IX, which provisions shall survive such termination, provided that the foregoing shall not relieve any party hereto from liability for any willful breach of any of its representations, warranties, covenants or agreements set forth in any Transaction Agreement.

SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Stockholder Approval; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

SECTION 8.05. Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE IX

General Provisions

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(b)	if to Parent or Sub, to:

Exar Corporation

48720 Kato Road

Fremont, California 94538

Fax No.: (510) 668-7002

Attention: General Counsel

with a copy to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, California 94025

Fax No.: (650) 473-2601

Attention: Stephen B. Sonne

and

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Fax No.: (212) 326-2061

Attention: Paul S. Scrivano

(c)	if to the Company, to:

hi/fn, inc.

750 University Avenue

Los Gatos, California 95032

Fax No.: (408) 399-3535

Attention: Chief Executive Officer

with a copy to:

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California 94041

Fax No.: (650) 938-5200

Attention: David Healy

SECTION 9.03. Definitions. For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

A “Company Material Adverse Effect” means any change, effect, event, occurrence or state of facts that, taken alone or together with any other related or unrelated changes, effects, events, occurrences or states of facts that exist on the date of determination, (i) is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, other than any change, effect, event, occurrence, state of facts or development (a) relating to general market, economic or political conditions (or changes therein) in the United States, in any country in which the Company or any of its Subsidiaries conducts business or in the global economy, (b) relating to the industry in which the Company operates in general and not disproportionately affecting the Company and its subsidiaries, taken as a whole, (c) any changes resulting from, arising out of or related to the announcement of the execution of this Agreement or the pendency of the Offer and/or the Merger, (d) any changes resulting from any actions taken by the Company or its Subsidiaries that are expressly requested or consented to by Parent or Sub, (e) the failure to take action as a result of any restrictions or prohibitions set forth in Section 5.01 of this Agreement with respect to which Parent has refused, upon the Company’s written request, to provide a waiver, (f) changes in the Company Common Stock price or the trading volume of the Company Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), (g) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), and (h) the filing, defense or settlement of any stockholder class action or derivative litigation commenced against the Company or its directors on or after the date of this Agreement to the extent based on allegations that (1) either the Company’s entry into this Agreement or the terms and conditions of this Agreement or any other agreements between the Company and Parent entered into prior to the date hereof and relating to this Agreement constituted a breach of the fiduciary duties of the Company’s Board of Directors or (2) there has been one or more violations of securities laws in connection with the Schedule 14D-9 or the Offer Documents, or (ii) prevents or materially impedes or materially delays the ability of the Company to consummate the Merger and the other Transactions.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a person, whether through the ownership of voting securities, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person.

“knowledge”, with respect to a person, means the actual knowledge of the officers and directors of such person after inquiry of such person’s direct reports as would be usual or proper under the circumstances.

A “Parent Material Adverse Effect” means (A) any change, effect, event, occurrence or state of facts that, taken alone or together with any other related or unrelated changes, effects, events, occurrences or states of facts that exist on the date of determination, (i) is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, other than any change, effect, event, occurrence, state of facts or development (a) relating to general market, economic or political conditions (or changes therein) in the United States, in any country in which Parent or any of its Subsidiaries conducts business or in the global economy, (b) relating to the industry in which Parent operates in general and not disproportionately affecting Parent and its subsidiaries, taken as a whole, (c) any changes resulting from, arising out of or related to the announcement of the execution of this Agreement or the pendency of the Offer and/or the Merger, (d) any changes resulting from any actions taken by Parent or its subsidiaries that are expressly requested or consented to by the Company, (e) changes in the Parent Common Stock price or the trading volume of the Parent Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Parent Material Adverse Effect” may be taken into account), (f) any failure by Parent to meet any published analyst estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a

“Parent Material Adverse Effect” may be taken into account), and (g) the filing, defense or settlement of any stockholder class action or derivative litigation commenced against Parent or its directors on or after the date of this Agreement to the extent based on allegations that (1) either Parent’s entry into this Agreement or the terms and conditions of this Agreement or any other agreements between the Company and Parent entered into prior to the date hereof and relating to this Agreement constituted a breach of the fiduciary duties of Parent’s Board of Directors or (2) there has been one or more violations of securities laws in connection with the Form S-4, the Schedule TO or the Offer Documents, or (B) a material adverse effect on the ability of Parent or Sub to consummate the Offer, the Merger and the other Transactions.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“PRC” means the People’s Republic of China, solely for the purposes of this Agreement, excluding the Special Administrative Regions of Hong Kong and Macau and the islands of Taiwan.

“Structure Agreements” means, collectively, the agreements, contracts and instruments, a list of which is set forth in Section 3.26(a) of the Company Disclosure Letter, which enable the Company to control Ansai and consolidate Ansai with its financial statements.

A “Subsidiary” or “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; provided, that with respect to the Company, Ansai shall constitute a subsidiary of the Company.

SECTION 9.04. Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or statute defined or referred to herein or in any Transaction Agreement means (a) in the case of any statute, such statute and any comparable statute that from time to time replaces such statute by succession and (b) in the case of any Contract, such Contract and all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to matters disclosed in the Filed Company SEC Documents exclude any disclosures in any “risk factors” section and any other disclosures that are predictive or forward-looking in nature. Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed only for the purposes of the specific Sections of this Agreement to which such section relates; provided, however, that any information disclosed in one section of such disclosure letter shall be deemed to be disclosed in such other sections of such disclosure letter to which its relevance is readily apparent on the face of such information and without the need to examine underlying documentation. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations among the parties and their advisors, and the parties agree that there shall not apply to this Agreement or any provision hereof any rule or presumption of interpreting this Agreement or any provision hereof against the draftsperson of this Agreement or any provision hereof.

SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. The Transaction Agreements (including the schedules and exhibits hereto), taken together with the Company Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements, understandings and representations, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Section 6.07, are not intended to confer upon any person other than the parties any rights or remedies or otherwise create any third-party beneficiary hereto.

SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in any federal court located in the State of Delaware or in any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in the event any dispute arises out of any Transaction Agreement or any Transaction, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (c) agrees that it will not bring any action relating to any Transaction Agreement or any Transaction in any other court and (d) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF ANY TRANSACTION AGREEMENT OR ANY TRANSACTION.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

EXAR CORPORATION

By	/s/ Pedro P. Rodriguez
Name:	Pedro (Pete) P. Rodriguez
Title:	President and Chief Executive Officer

HYBRID ACQUISITION CORP.

By	/s/ Thomas R. Melendrez
Name:	Thomas R. Melendrez
Title:	Secretary

HI/FN, INC.

By	/s/ Albert E. Sisto
Name:	Albert E. Sisto
Title:	President and Chief Executive Officer

EXHIBIT A

Conditions of the Offer

Notwithstanding any other term of the Offer or this Agreement, but subject to the terms and conditions set forth in the Agreement, and in addition to (and not in limitation of) the rights and obligations of Sub to extend and/or amend the Offer pursuant to the terms and conditions of the Agreement, Sub shall not be required to accept for exchange or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to exchange any shares of Company Common Stock tendered into the Offer unless (1) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which, together with any shares of Company Common Stock beneficially owned by Parent or any subsidiary of Parent, would represent at least a majority of the Fully Diluted Shares (the “Minimum Condition”), (2) any waiting period under the HSR Act applicable to the purchase of shares of Company Common Stock pursuant to the Offer shall have expired or been terminated, (3) the Form S-4 and any post-effective amendments thereto shall have become effective under the Securities Act and the Form S-4 and any post-effective amendments thereto shall not be the subject of any stop order or proceedings or threatened proceedings seeking a stop order and (4) the Parent Common Stock to be issued pursuant to the Offer and the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance. The term “Fully Diluted Shares” means, and “Fully Diluted Basis” means taking into account, all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities, but excluding any Company Stock Options that are not exercisable on or before the Outside Date. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for exchange or, subject as aforesaid, to exchange any shares of Company Common Stock not theretofore accepted for exchange or exchanged, and may terminate, extend or amend the Offer, if, at any time on or after the date of this Agreement and before the expiration of the Offer, any of the following conditions exists and is continuing:

(a) there shall be threatened in writing or pending any Action by any Governmental Entity, (i) challenging the acquisition by Parent or Sub of any Company Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, (ii) seeking to prohibit or limit the ownership or operation or control by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, taken as a whole, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Offer or the Merger, or (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company;

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(b) any statute, rule, regulation, judgment, order or injunction shall be enacted, enforced, promulgated or issued and be in effect, by any Governmental Entity that seeks any of the consequences described in paragraph (a) above;

(c) since the date of this Agreement there shall have occurred and continue to exist any change, effect, event, occurrence or state of facts that, individually or in the aggregate, has had or is reasonably likely to have, a Company Material Adverse Effect;

(d) (i) the representations and warranties of the Company in Sections 3.03(a), 3.03(b), 3.03(c)(first sentence), 3.03(d), 3.04, 3.10(g), 3.16(e) and 3.30 that are qualified as to materiality shall not be true and correct and those not so qualified shall not be true and correct in all material respects (with respect to the figures cited in Section 3.03, “in all material respects” shall mean that such figures are accurate, in the aggregate, to within 75,000 shares), as of the date of this Agreement and as of the Expiration Date as though made on the Expiration Date, except to the extent that such representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date), or (ii) each of the representations and warranties of the Company in this Agreement shall not be true and correct as of the date of this Agreement and as of the Expiration Date as though made on the Expiration Date, except to the extent any representations and warranties expressly relate to an earlier date (in which case on and as of such earlier date), in each case determined without regard to qualifications as to materiality or Company Material Adverse Effect, but only if, for purposes of this clause (ii), the failure of any such representations and warranties to be so true and correct has resulted in, or could reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect;

(e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement and such failure shall not have been cured within 20 calendar days (or, if earlier, the Outside Date) after the giving of written notice to the Company of such breach;

(f) any of the Contracts listed in Section A of the Company Disclosure Letter (the “Identified Contracts”) shall have been terminated or amended in an adverse manner, or the consummation of the Offer or the Merger would result in a termination of any such Identified Contracts or permit or cause the other party(ies) to such Identified Contracts to terminate or renegotiate in an adverse manner such Identified Contracts; or

(g) this Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted or waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion other than the Minimum Condition which may be waived by Parent or Sub only with the prior written consent of the Company. Any reference in this Exhibit A or in the Agreement to a condition or requirement being satisfied shall be deemed met if such condition or requirement is so waived. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver

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of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. The other capitalized terms used in this Exhibit A shall have the meanings set forth in the Agreement to which it is an exhibit.

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EXHIBIT B

CERTIFICATE OF INCORPORATION

OF

SURVIVING CORPORATION

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is hi/fn, inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock having the par value of $0.001 per share.

ARTICLE V

The number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

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ARTICLE VII

Unless and except to the extent that the Bylaws of the Corporation so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article VIII shall be prospective and shall not affect the rights under this Article VIII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

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